English translation of the Report, dated 10 March 2006, of Ernst & Young AG, Wirtschaftsprufungsgesellschaft, on the Determination of the Business Value of Celanese AG Kronberg im Taunus, as of May 31, 2006, and Determination of the Appropriate Cash Settlement Pursuant to Sec. 237a et seq. Akt.

                        Translation of the German Report

TABLE OF CONTENTS

                                                                            Page
                                                                            ----
A. ENGAGEMENT AND EXECUTION OF ENGAGEMENT                                     6
   I.    Subject of Engagement                                                6
   II.   Execution of Engagement                                              6
   III.  Information and Documents Used                                       8

B. LEGAL AND ECONOMIC BACKGROUND                                             12
   I.    Legal Background                                                    12
         1. History and Development                                          12
         2. Registered Office, Fiscal Year, and Purpose                      13
         3. Capital and Organs                                               13
         4. Group Integration                                                14
   II.    Economic Background                                                15
         1. Business Segments of Celanese AG Group                           15
         2. Chemical Products                                                16
            a. Economic Background                                           16
            b. Market and Competitors                                        17
         3. Technical Polymers Ticona                                        18
            a. Economic Background                                           18
            b. Market and Competitors                                        19
         4. Performance Products                                             19
            a. Economic Background                                           19
            b. Market and Competitors                                        20
   III.   Tax Background                                                     20

C. VALUATION PRINCIPLES AND METHODS                                          23
   I.    General Valuation Principles                                        23
   II.   Capitalized Earnings Value                                          24
   III.  Special Values                                                      26
   IV.   Liquidation Value and Net Asset Value                               27
   V.    Stock Market Price                                                  28
   VI.   Valuation Date                                                      29

D. DETERMINATION OF THE BUSINESS VALUE                                       30
   I.    Methodology                                                         30
   II.   Accounting and Internal Reporting                                   31
   III.  Net Assets and Financial Position                                   33
   IV.   Results of Operations                                               36
         1. Preliminary Statement                                            36

                        Translation of the German Report

         2. Chemical Products                                                38
         3. Technical Polymers Ticona                                        40
         4. Performance Products                                             43
         5. Other Activities                                                 45
         6. Amortization and Depreciation                                    46
         7. Investment Result                                                47
   V.    Capitalization Rate                                                 48
         1. Preliminary Statement                                            48
         2. Base Interest Rate                                               48
         3. Market Risk Premium                                              49
         4. Beta Factor                                                      50
         5. Growth Rate                                                      52
         6. Determination of the Capitalization Rate                         52
   VI.   Determination of the Capitalized Earnings Value                     53
   VII.  Special Values                                                      56
   VIII. Determination of Business Value and Value per Share                 57

E. DETERMINATION OF THE APPROPRIATE CASH  SETTLEMENT                         57
   I.    Stock Market Price                                                  57
   II.   Consideration of Current Settlement                                 59

F. SUMMARY OF RESULTS                                                        62

                        Translation of the German Report

ABBREVIATIONS

ADP                  Advanced Derivative Products

AG                   Aktiengesellschaft [German stock corporation], Die
                     Aktiengesellschaft (journal)

AktG                 Aktiengesetz [German Stock Corporation Act]

AKU Arbeitskreis Unternehmensbewertung [The IDW's Working Group on Business Valuation]

appr.                approximately

Art.                 Article

b                    billion

BaFin Bundesanstalt fur Finanzdienstleistungsaufsicht [Federal Financial Supervisory Authority]

BGH                  Bundesgerichtshof [Federal Court of Justice]

BVerfG               Bundesverfassungsgericht [Federal Constitutional Court]

CAPM                 Capital Asset Pricing Model

CEH                  Celanese Europe Holding GmbH & Co. KG

Celanese AG Gruppe   Celanese AG with its subsidiaries and associated companies

COC                  Cyclo Olefin Copolymere

DB                   Der Betrieb (journal)

EBIT                 Earnings before interest and taxes

EBITDA Earnings before interest, taxes, depreciation and amortization

e.g.                 for example

et seq.              et sequens

EUR                  Euros

e.V.                 eingetragener Verein [non-profit association]

GmbH Gesellschaft mit beschrankter Haftung [German limited liability company]

HGB                  Handelsgesetzbuch [German Commercial Code]

IDW                  Institut der Wirtschaftsprufer in Deutschland e.V.
                     [Institute of Public Auditors in Germany]

                        Translation of the German Report

IDW S 1              IDW Standard 1 "Standards for the Valuation of Business
                     Enterprises"

KStG                 Korperschaftsteuergesetz [German Corporate Income Tax Act]

LG                   Landgericht [regional court]

EUR m                Millions of euros

EUR b                Billions of euros

No.                  Number

OLG                  Oberlandesgericht [Higher Regional Court]

PVOH                 Polyvinyl alcohols

p.                   Page

p.a.                 per annum

SEC                  US Securities and Exchange Commission

TAX CAPM Capital Asset Pricing Model taking standardized income tax into consideration

k                    Thousand

KG                   Kommanditgesellschaft

Ticona               Technical Polymeres Ticona

US GAAP              United States Generally Accepted Accounting Principles

VAM                  Vinyl Acetate Monomer

VAT                  Value Added Tax

WM                   Wertpapiermitteilung [German Securities Business Journal]

WPO Wirtschaftspruferordnung [German Law Regulating the Profession of Wirtschaftsprufer]

                        Translation of the German Report

EXHIBITS

General Engagement Terms

                        Translation of the German Report

A.   ENGAGEMENT AND EXECUTION OF ENGAGEMENT

I.   SUBJECT OF ENGAGEMENT

Celanese Europe Holding GmbH & Co. KG (hereinafter also referred to as "CEH") currently holds a direct investment in Celanese AG (hereinafter also referred to as "the Company") of more than 98% of its capital stock (excluding treasury shares of Celanese AG). CEH has decided to make use of the option provided for in the German Stock Corporation Act (Secs. 327a et seq. AktG) since January 1, 2002 of transferring the shares of minority shareholders to the majority shareholder in return for a reasonable cash settlement (squeeze-out). This procedure was triggered by the wish expressed to the stock corporation by the majority shareholder. CEH approached the Board of Management of Celanese AG with a corresponding request.

The Management of CEH therefore engaged us to present a report on the business value of Celanese AG and on the amount of the appropriate cash settlement as of May 31, 2006. On May 30/31, 2006, Celanese AG will hold a shareholders' meeting, at which, among other things, the resolution is to be adopted on the transfer of the minority interests in Celanese AG to CEH in return for a reasonable cash settlement.

In this report we shall explain in more detail our examination procedures and calculations for determining the capitalized earnings value and the appropriate cash settlement.

II.  EXECUTION OF ENGAGEMENT

Based on the purpose of the valuation, we performed our investigations in accordance with IDW Standard S 1, "Standards for the Valuation of Business Enterprises" (hereinafter referred to as "IDW S 1")of the IDW ["Institut der Wirtschaftsprufer in Deutschland e.V.: Institute of Public Auditors in Germany], dated October 18, 2005.

In accordance with this Standard, it is our duty to determine the objective business value in our capacity as an neutral expert. As an neutral expert, the auditor applies his or her knowledge to determine an objective business value using transparent methods independent of the individual value perceptions of the parties concerned. The objective business value is a typical future earnings value realized when the company continues as a going concern in an

                        Translation of the German Report

unchanged form, taking into account all realistic future prospects in the context of its market risks and rewards, financial opportunities and other influencing factors.

We would like to emphasize that the business value that we determined is not representative of a price for the business enterprise negotiated by independent parties.

Furthermore, we wish to emphasize that the scope of our examinations and work regarding the financial statements and consolidated financial statements of the Company do not constitute an audit in accordance with the generally accepted standards for the audit of financial statements and that therefore we cannot and will not render an audit opinion on the financial and other data contained in our report. As a result, our responsibility and liability is limited to the due professional care to be exercised in this respect.

Our investigation did not involve any direct contact with or inquiries to third parties, e.g. key customers and suppliers; nor did we inspect or review major contracts and/or customer files or order files.

We accept no liability or responsibility for the materialization of the assumptions and results contained in the forecasts and/or action to be taken or for the outcome of future business activities. The Board of Management of Celanese AG is solely responsible for planning. Our liability and responsibility are therefore restricted to the due professional care to be exercised when performing an appraisal and assessment.

We carried out our work intermittently from December 2, 2005 to March 10, 2006 on the Company's premises in Kronberg im Taunus, Kelsterbach, Dallas (Texas,
USA), and in our offices in Eschborn. The Board of Management of Celanese AG, the management of CEH and other employees of named to us willingly supplied us with all the requested information and supporting documents.

The valuation date is the expected adoption date of the resolution on the transferal of the shares held by minority shareholders to CEH. A shareholders' meeting is planned for this purpose; it will take place on May 30, 2006 and, if required, will continue the following day (May 31, 2006). For the benefit of the minority shareholders, the following valuation is based on the assumption that this resolution will be adopted on May 31, 2006 which is why this date has been taken as the valuation date.

Any material changes occurring in the period between the completion of our valuation on March 10, 2006 and the adoption of the resolution by the shareholders' meeting of Celanese AG would have to be considered.

                        Translation of the German Report

The Board of Management of Celanese AG and the Management of CEH provided us with a management representation letter confirming that all information, data and supporting documents they deem to be necessary have been provided to us fully and correctly for the evaluation of the business plan for 2005/2006 to 2009/2010 and that the Board of Management of Celanese AG and the Management of CEH as well as the employees named to us have presented their planning considerations in full. The Board of Management of Celanese AG and the Management of CEH also confirmed that all the information required to perform the business valuation was provided to us in full and adequately reflects their knowledge and judgment.

The execution of our engagement and our responsibility, also in relation to third parties, are governed by the attached "General Engagement Terms for Wirtschaftsprufer and Wirtschaftsprufungsgesellschaften" as issued by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprufer in Deutschland e.V.) on January 1, 2002 (Exhibit 1). In derogation of No. 9 (2) of the General Engagement Terms, we have increased our liability for this engagement to EUR 10,0 million.

This appraisal has been compiled solely for internal use by the client; in particular, it is to be used as a basis for the report on the transfer which CEH has to present to the shareholders' meeting of Celanese AG pursuant to Sec. 327c
(2) AktG ["Aktiengesetz": German Stock Corporation Act]. Internal use also covers inspection of the appraisal by shareholders in relation to the shareholders' meeting of Celanese AG, the dissemination of copies of the appraisal prior to the shareholders' meeting upon requests by shareholders, inclusion of the appraisal in the report on the transfer prepared by CEH, as well as inspection of the appraisal by the auditor as part of the review of the appropriateness of settlement and consideration pursuant to Sec. 327c (2) AktG. The appraisal is not intended for publication, duplication or uses other than those specified above. This appraisal may not be distributed to third parties without our written consent.

III. INFORMATION AND DOCUMENTS USED

Our appraisal is based on data and information available as of March 10, 2006. This data and information used is derived from the work described in Section A.II. in conjunction with information and supporting documents supplied to us by the Management of Celanese Europe Holding GmbH & Co. KG, the Board of Management of Celanese AG, and executive staff of the Company and its subsidiaries. We included information from generally available sources

                        Translation of the German Report

of data specific to the Company, the industry, or overall economic data which had to be considered to ensure the application of due professional care.

In executing our engagement, the following documents in particular were available to us:

- Audit reports on the consolidated financial statements of Celanese AG for fiscal years 2003, 2004 (short fiscal year), and 2004/2005 prepared in accordance with US GAAP with exempting effect pursuant to Sec. 292a HGB, which were audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungs-gesellschaft and received an unqualified audit opinion.

- Audit reports on the single entity financial statements according to the German Commercial Code for the following companies, audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
     Wirtschaftsprufungs-gesellschaft and rendered with an unqualified opinion:

Company                                 Fiscal year
-------                                 -----------
Celanese AG                             Calendar year 2003, January 1 to September 30,
                                        2004 (short fiscal year), and October 1, 2004
                                        to September 30, 2005

Celanese Holding GmbH                   Calendar year 2003 and calendar year 2004

Ticona GmbH                             Calendar year 2003 and January 1 to September
                                        30, 2004 (short fiscal year)

Nutrinova Nutrition Specialties &       Calendar year 2003 and calendar year 2004
Food Ingredients GmbH

Celanese Chemicals Europe GmbH          Calendar year 2003 and calendar year 2004

- Audit report on the financial statements of Celanese Pte Ltd as of December 31, 2004, audited by KPMG, Singapore, and rendered with an unqualified opinion.

- Unaudited financial statements, balance sheets and income statements or trial balance sheets as follows:

                        Translation of the German Report

Company                             Fiscal year                    Unaudited documents
-------                             -----------                    -------------------
Celanese Holding GmbH               Calendar year 2005             Trial balance

Ticona GmbH                         October 1, 2004 to September   Financial statements (draft)
                                    30, 2005

Nutrinova Nutrition Specialties &   Calendar year 2005             Balance sheet and income statement
Food Ingredients GmbH                                              (draft)

Celanese Chemicals Europe GmbH      Calendar year 2005             Balance sheet and income statement
                                                                   (draft)

Celanese Pte Ltd, Singapore         Calendar year 2005             Balance sheet and income statement
                                                                   (draft)

-    Business plans for 2005/2006 to 2009/2010, consisting of so-called Forecast
     1.0 for 2005/2006, the medium-term budget for 2006/2007 to 2009/2010 broken down according to segment and selected business lines, as well as a budget for significant Group companies.

- Overview of the existing tax loss carryforwards of Celanese AG and Celanese Holding GmbH as of September 30, 2005.

- Domination and profit and loss transfer agreement between Celanese Europe Holding GmbH & Co. KG (formerly BCP Crystal Acquisition GmbH & Co. KG) and Celanese AG dated June 21/22, 2004.

- Profit and loss transfer agreement between Celanese AG and Ticona GmbH dated March 6/13, 2001.

- Domination and profit and loss transfer agreement between Celanese Holding GmbH and TYDEUS Erste Vermogensverwaltungs GmbH dated December 5, 2003.

- Domination and profit and loss transfer agreement between Celanese Holding GmbH and TYDEUS Zweite Vermogensverwaltungs GmbH dated December 5, 2003.

                        Translation of the German Report

- Domination and profit and loss transfer agreement between Celanese Holding GmbH and Celanese Emulsions GmbH (formerly MADIONOVA GmbH) dated November 12, 2002.

- Profit and loss transfer agreement between Celanese Holding GmbH and Celanese Ventures GmbH dated June 19/20, 2002.

- Profit and loss transfer agreement between Celanese Holding GmbH and Nutrinova Nutrition Specialities & Food Ingredients GmbH dated June 19/20, 2002.

                        Translation of the German Report

B.   LEGAL AND ECONOMIC BACKGROUND

I.   LEGAL BACKGROUND

1.   HISTORY AND DEVELOPMENT

Incorporated in November 1996 by Hoechst Aktiengesellschaft, Celanese AG operated under the name of DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. Following a resolution adopted by the general meeting of Hoechst Aktiengesellschaft on July 15/16, 1999, the material operations of the industrial chemicals division of Hoechst Aktiengesellschaft were spun off to Celanese AG. The operations were spun off with retroactive economic effect as of January 2, 1999 and the spin-off took effect on October 22, 1999, when it was entered in the Commercial Register. Following the takeover of Celanese AG by funds advised by The Blackstone Group L.P., New York, USA, Celanese Corporation, USA, was established as a global holding company. Celanese AG is now an (indirect) subsidiary of Celanese Corporation and serves above all as the holding company for the European and parts of the Asian operations. The Celanese AG Group comprises Celanese AG with its subsidiaries and associated companies, most of which are domiciled in Europe and Asia (the "Celanese AG Group").

CEH issued a voluntary tender offer of EUR 32.50 per share in April 2004; following expiration of the tender offer (not including Celanese AG's treasury shares) CEH held appr. 84% of the capital stock of Celanese AG. Under the domination and profit and loss agreement effective on October 1, 2004 by Celanese AG, as the dependent company, and CEH, as the controlling company, CEH acquired further shares at a price of EUR 41.92 per share in accordance with Sec. 305 AktG. On August 24, 2005, CEH acquired appr. 5.9 million shares from two shareholders at a price of around EUR 302m. Furthermore, these shareholders were paid a further sum of EUR 12m mainly to settle legal actions brought against Celanese AG. All other minority shareholders of Celanese AG were made an offer, for a limited period, of EUR 51.00 per Celanese AG share in return for waiving their right to profit from an increase in compensation resulting from pending special award proceedings. The acceptance of this offer by a number of shareholders enabled CEH to acquire a further 1.2 million shares in the fall of 2005.

On March 6, 2006, Celanese AG, together with CEH, settled with eleven minority shareholders who took legal proceedings against the domination and profit and loss transfer agreement. Among other things, the settlement stipulates that the cash settlement paid to the

                        Translation of the German Report

shareholders relinquishing their shares in Celanese AG as part of the squeeze-out will amount to at least EUR 51.00 for each no-par value share in Celanese AG.

2.   REGISTERED OFFICE, FISCAL YEAR, AND PURPOSE

Celanese AG is registered in the Commercial Register at Konigstein im Taunus Local Court under the number HRB 5277 and has its registered office in Kronberg im Taunus. The fiscal year differs from the calendar year and runs from October 1 to September 30.

Article 2 of the articles of association describes the purpose of the company as being a group holding company, managing a group of companies specialized in particular in chemicals and plastics. Celanese AG may also do business itself in these and other areas. It is authorized to perform any and all acts and measures that are related to the purpose of its business or are capable of directly serving such purpose, and may also incorporate, acquire, acquire shareholdings in, or group under central management, other companies, in particular ones which operate in the aforementioned areas. It is authorized to acquire shareholdings in other companies of all kinds, primarily for investment purposes, and may restrict itself - in relation to group members and other companies in which it holds an interest - to managing the shareholding; it may also dispose of its shareholdings.

3.   CAPITAL AND ORGANS

The company's equity capital amounts to EUR 140,069,354.19 and is split into 54,790,369 no-par registered shares, each accounting for a notional pro rata amount of the equity capital of appr. EUR 2.56. Each no-par share carries one vote. The Celanese shares are traded on the official market at the Frankfurt Stock Exchange, on the unofficial market at various stock exchanges, and via the XETRA electronic trading system. The company holds 4,425,351 of its own shares. Celanese AG has contingent capital of EUR 3,195,574.26 which, according to the articles of association, may only be used to grant new shares to members of the management and other executive employees of Celanese AG and its subsidiaries on the basis of the exercise of the subscription rights granted to them under a stock option plan. It has not been used to date and will not be used any more because no such subscription rights exist.

                        Translation of the German Report

The following persons are on the management board of Celanese AG: Dr. Andreas Pohlmann (chairman, CHRO), Dr. Lyndon Cole (vice-chairman) and Peter Jakobsmeier
(CFO); the following persons are on the supervisory board: Dr. Bernd Thiemann (chairman), Gerald Mosel (vice-chairman), Ralf Becker, Chinh E. Chu, Armin Droth, Cornelius Geber, Dr. Bernd Hupfer, Benjamin J. Jenkins, Johannes Lehn, Dr. Hanns Ostmeier, Dr. Ron Sommer and Axel Weidner.

4.   GROUP INTEGRATION

On August 2, 2004 the domination and profit transfer agreement between Celanese AG as the controlled company and CEH (then operating under the name of BCP Crystal Acquisition GmbH & Co. KG) as the controlling company was entered in the Commercial Register of Celanese AG; in that agreement CEH undertook, among other things, to pay the outside shareholders of Celanese AG a gross cash payment of EUR 3.27 per share for each full fiscal year, less corporation tax and solidarity tax at the rate applying in the fiscal year in question, it being understood that this deduction is only to be calculated from the pro rata cash payment of EUR 1.45 per no-par share contained in the gross figure out of profits on which German corporation tax is imposed, and, at the request of an outside shareholder, to purchase his shares against payment of a cash compensation of EUR 41.92 per share. Court appraisal proceedings are currently pending before Frankfurt am Main District Court (Landgericht Frankfurt am Main) to determine whether the cash payments and compensation are adequate. The resolution adopted by the general meeting of Celanese AG on July 30/31, 2004 granting consent for the domination and profit transfer agreement concluded on June 22, 2004 was challenged in Frankfurt am Main District Court, as was the resolution adopted at the general meeting of Celanese AG on May 19/20, 2005 confirming the resolution granting consent. Frankfurt am Main District Court has suspended the actions for avoidance, as well as action for declaration of nullity of the consent resolution, until the proceedings relating to the resolution confirming the consent resolution have been brought to a final conclusion. The actions filed with regard to the confirming resolution were dismissed on February 21, 2006 at the trial stage by Frankfurt am Main District Court. In addition, proceedings have been pending since 2004 for the cancellation of the domination and profit transfer agreement in the Commercial Register; these were dismissed by the court of first instance. On March 6, 2006 a settlement was concluded in Frankfurt am Main District Court between Celanese AG and CEH and the shareholders who filed actions for avoidance of the consent resolution, and Metropol Vermogensverwaltungs- und Grundstucks-GmbH, which sued for nullity of the consent resolution. In this settlement, among other things, all the actions for avoidance of the

                        Translation of the German Report

consent resolution were withdrawn; in addition, the settlement provides for an obligation on the part of Metropol Vermogensverwaltungs- und Grundstucks-GmbH to withdraw its nullity suit, and for an obligation to withdraw one of the petitions for ex officio deletion.

II.  ECONOMIC BACKGROUND

1.   BUSINESS SEGMENTS OF CELANESE AG GROUP

The Celanese AG Group is internationally active in the chemical industry. It manufactures numerous materials which are either used in other products made by the Celanese AG Group as part of an integrated value chain or are sold to third parties. The following diagram provides a simplified overview of the value chain of the Celanese AG Group:

                                  (FLOW CHART)

The product portfolio of the Celanese AG Group includes the three operating business segments Chemical Products (mainly acetic acid, anhydride, esters, vinyl acetate monomer (VAM), emulsions, polyvinyl alcohol), Technical Polymers Ticona (Technical Polymers) and Performance Products (Sunett and Sorbates). The supporting segment "Other Activities" mainly covers Group administration, including financial and certain administrative services as well as other operating units.

                        Translation of the German Report

The Celanese AG Group has around 3,400 employees worldwide (as of September 30,
2005) and operates production facilities in Central America, Europe and Asia. The Celanese AG Group has a total of 8 production sites and 3 research and development sites.

2.   CHEMICAL PRODUCTS

A.   ECONOMIC BACKGROUND

With a contribution to sales of appr. 77% (fiscal year 2004/2005), the Chemical Products segment is the most significant to the Celanese AG Group. It comprises the business lines (product groups) Acetyle, Advanced Derivative Products (ADP), special chemicals, such as polyvinyl alcohol (PVOH), and emulsions. The main production facilities are located in Germany, Singapore, Sweden, Spain and Slovenia.

Acetyle is the most significant business line in the Chemical Products segment. It mainly includes the manufacture and sales of acetic acids and the acetic acid by-product VAM. Both chemicals are more than just basic ingredients for the general chemicals industry, the pharmaceutical industry and the agro-chemical industry; they are also important basic materials for products from other business lines within this segment and the segment "Performance Products".

The production facilities are located in Singapore (acetic acid and VAM) and Frankfurt, Germany (VAM). The Celanese AG Group does not own any acetic acid units in Europe, and for this reason acetic acid is procured from sister companies of the Celanese AG Group.

ADP mainly includes products from the further processing of acetic acid and VAM as well as methanol by-products. Among the most important product groups are solvents and polyols, which are mainly used to produce resins, coatings, adhesives and lacquers.

Special Chemicals comprises non-standard products which are manufactured in large quantities; they are produced in accordance with the customer's individual needs. Important products are pelargonic acids, which are used to make detergents and synthetic lubricants, methylamines, which are used in the agro-chemical sector, as well as monoisopropynol amines and butyl amines, which are used to produce weed-killer respectively for treatment of rubber.

                        Translation of the German Report

The sub-segment Polyvinyl Alcohol is a purely trading business. The Celanese AG Group does not make any goods itself; it is responsible for the sale in Europe of the polyvinyl manufactured by North American sister companies. Polyvinyl alcohols are used to make adhesives, paper coatings, and products for the construction and textile industries. In contrast, emulsions are made and sold by the Celanese AG Group itself. These mainly serve as raw materials for the manufacture of water-based coating, adhesives and fleece textiles. The main production facilities are located in Germany, Singapore, Sweden, Spain and Slovenia.

B.   MARKET AND COMPETITORS

The markets for basic chemicals are characterized by considerable cyclical fluctuations. A key driver of this is the relationship between production capacities and demand. As new production facilities are usually global units, the utilization of new capacities has a considerable effect on the relationship between supply and demand for basic chemicals. Surplus capacities and lower sales prices lead to lower profit margins and lower operating results and vice versa.

In the near future, new production facilities operated by sister companies of the Celanese AG Group, BP plc and the Eastman Chemical Copmany among others are planned to commence operations, which could lead to an increase in competitive intensity.

Special chemicals, PVOH and emulsions are mainly used by the construction, textile and paper industries as well as the agricultural sector. Sales to this customer group are expected to be very modest, particularly in Europe.

In the Chemical Products segment, Celanese AG's major competitors are Air Products and Chemicals Inc., Atofina S.A., BASF AG, Borden Chemical Inc., BP plc, Chang Chun Petrochemical Co. Ltd., Daicel Chemical Industries, Ltd., The Dow Chemical Company, Eastman Chemical Company, E.I. Du Pont de Nemours & Co., Methanex Corporation, Millenium Chemicals Inc., The Nippon Synthetic Chemical Industry Co. Ltd. (Nippon Goshei), Perstorp AB, Rohm & Haas Company, Showa Denko K.K. and Kuraray Co. Ltd.

                        Translation of the German Report

3.   TECHNICAL POLYMERS TICONA

A.   ECONOMIC BACKGROUND

The segment Technical Polymers Ticona (hereinafter also referred to as "Ticona") develops, produces and supplies a broad portfolio of high performance technical polymers. It comprises the business lines Polyacetal, GUR (high molecular polyethylene), Celstran, Liquid Chrystal Polymers (Vectra), and Polyesters.

From the perspective of sales and profit, the business line Polyacetal is the most significant business line. Polyacetal is mainly used in mechanical constructions such as seatbelt systems for vehicles and, for this reason, the automotive industry is among the main buyers. Furthermore, polyacetal is also used in the area of electrical engineering and electronics. Polyacetal is mainly produced in Kelsterbach, Germany. Furthermore, the Celanese AG Group operates a relatively small compounding unit in Brazil.

High-molecular polyethylene, sold under the brand name GUR, is a very durable substance which, due to its impact resistance and sliding behavior, is mainly used for high-performance applications. Among others it is used in plant engineering and construction as well as special applications like bullet-proofed vests and prostheses. High-molecular polyethylene is produced in Oberhausen, Germany.

Die Celstran business line covers the manufacture of polymers, which are mainly sold under the brand name Celstran. These special polymers are stiffer than conventional high-performance polymers, which makes them suitable for larger products and forms, such as structural component parts, e.g. front-ends of cars. Production takes place in Kelsterbach, Germany.

The liquid crystal polymer Vectra and the products from the Polyester segment are sold in Europe by the Celanese AG Group for Celanese Corporation. No own products are manufactured. The liquid crystal polymer Vectra is particularly heat-resistant and is used in the automotive industry, as well as for medical equipment and household applications. Products from the Polyester segment are mainly used by the automotive industry for ignition and switching systems.

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B.   MARKET AND COMPETITORS

The main buyer of technical polymers is the European automotive industry. The future development of the market will mainly be shaped by the level of business activity on the automotive market although the general price pressure in the automotive industry also has an effect on the prices of technical polymers.

The capacity increase in the polyacetal facility in Kelsterbach will offer the possibility of offsetting the expected sales price reductions through volume increases. Due to the expected upturn in the automotive market, which can, at best, be described as slight, volume expansion can only be achieved through new applications and/or predatory competition.

It can be assumed that the trend towards increasing imports of polyacetal from the Asian region will continue and lead to a reduction in prices.

The expected development of other sales markets, particularly the electronics and industrial goods markets, will lead to increased competition.

The Ticona segment mainly faces competition from BASF AG, E.I. Dupont de Nemours & Co., General Electric Company, DSM N.V. and Solvay S.A.

4.   PERFORMANCE PRODUCTS

A.   ECONOMIC BACKGROUND

Sunett and Sorbates form the core of the Performance Products segment. Sunett is a highly concentrated sweetener manufactured and sold by the Celanese AG Group throughout the world. Sunett is mainly used in the food and drinks industry. While the market was widely protected by process patents in the past, many of these patents on the European and US markets expired in 2005, which led to increasing competitive pressure.

Sorbates are also manufactured and sold by the Celanese AG Group. They are mainly used as preservatives in the food and drinks industry. Under the spin-off agreement between Hoechst Aktiengesellschaft and Celanese AG, which took effect on October 22, 1999, the obligation arising from the sorbate cartel action was transferred to Celanese AG. In this

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                        Translation of the German Report

context Hoechst Aktiengesellschaft committed itself to reimburse 80% of payments resulting from this matter. Based on prevailing facts, experiences and judgments, including the status of official investigations as well as the civil case filed and settled, Celanese AG recognized provisions of around EUR 108m as of September 30, 2005. On the basis of the release from liability resulting from the spin-off agreement, Celanese AG recognized a receivable from Hoechst Aktiengesellschaft of around EUR 87m.

B.   MARKET AND COMPETITORS

The development of the Performance Products segment depends on the demand for beverages, sweets, milk products, food, and care products. However, expiry of the patent protecting Sunett is expected to result in increased competition in future. 2005 saw an increase in the number of Asian producers entering the market for Sunett, a development which led to a further fall in prices.

The main competitors for the sweetener Sunett are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co. Inc., Tate & Lyle plc, and a number of Chinese manufacturers. Among the main competitors in the Sorbates segment are Nantong Acetic Acid Chemical Co. Ltd., Daicel Chemical Industries Ltd., Wanglong Group Co. Ltd. (Ningbo Wanglong Group) and Yancheng APAC Yongchang Chemical Corp.

III. TAX BACKGROUND

Since August 8, 2001, a profit and loss transfer agreement has been in place between Celanese AG as the controlling company and Ticona GmbH as the dependent company.

Furthermore, a domination and profit and loss transfer agreement was signed between Celanese AG as the controlling company and Celanese Chemicals Europe GmbH as the dependent company in December 2005; this agreement will be presented to the shareholders' meeting of Celanese AG for approval on May 30/31, 2006.

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Furthermore, profit and loss transfer agreements or domination and profit and loss transfer agreements exist between the following companies:

                                                                                           Date on which the
                                                                                         agreement took effect
                                                                                        (entry into commercial
 Controlling company             Dependent company               Type of agreement             register)
---------------------   ----------------------------------   ------------------------   ----------------------
Celanese Holding GmbH   Celanese Ventures GmbH               Profit and loss transfer   September 24, 2002
                                                             agreement

Celanese Holding GmbH   Nutrinova Nutrition Specialties &    Profit and loss transfer   December 30, 2002
                        Food Ingredients GmbH                agreement

Celanese Holding GmbH   Celanese Emulsions GmbH (ehemals     Domination and profit      December 23, 2003
                        MADIONOVA GmbH)                      and loss transfer
                                                             agreement

Celanese Holding GmbH   TYDEUS Erste Vermogensverwaltungs    Domination and profit      April 21, 2004
                        GmbH                                 and loss transfer
                                                             agreement

Celanese Holding GmbH   TYDEUS Zweite Vermogensverwaltungs   Domination and profit      April 21, 2004
                        GmbH                                 and loss transfer
                                                             agreement

TYDEUS Erste Vermogensverwaltungs GmbH and TYDEUS Zweite Vermogensverwaltungs GmbH are companies with no operating activities and no investments in other companies.

A domination and profit and loss transfer agreement is in place between Celanese AG as the dependent company and Celanese Europe Holding GmbH & Co. KG (formerly BCP Crystal Acquisition GmbH & Co. KG) as the controlling company (cf. Section B.I.4.).

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                        Translation of the German Report

A tax field audit of corporate income tax, trade tax and VAT for the period between 1997 and 2000 is currently under way. The tax field audit had still not been completed by the time we finished our valuation.

As of October 1, 2005, a few German companies had deductible tax loss carry forwards as well as tax incentives for investment purposes in Singapore.

Fiscal unity for VAT purposes exists between Celanese Europe Holding GmbH & Co. KG as the parent in fiscal unity and the companies Celanese AG, Celanese Chemicals Europe GmbH, Ticona GmbH, Celanese Emulsions GmbH, Celanese Risk and Insurance Services GmbH, Celanese Ventures GmbH, Estech Managing GmbH, InfraServ Verwaltungs GmbH, Nutrinova Nutrition Specialities & Food Ingredients GmbH, Synthesegasanlage Ruhr GmbH and KEP Europe GmbH.

Fiscal unity for trade tax and corporate income tax purposes exists between Celanese Europe Holding GmbH & Co. KG, as the parent in fiscal unity, and Celanese AG and Ticona GmbH.

Furthermore, fiscal unity for trade tax and corporate income tax purposes exists between Celanese Holding GmbH, as the parent in fiscal unity, and Celanese Ventures GmbH, Nutrinova Nutrition Specialties & Food Ingredients GmbH and Celanese Emulsions GmbH.

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C.   VALUATION PRINCIPLES AND METHODS

I.   GENERAL VALUATION PRINCIPLES

The principles and methods used in valuing Celanese AG are today considered reliable in both theoretical and practical business valuation. They are reflected in the literature on the subject and in the pronouncements of the Institute of Public Auditors in Germany ["Institut der Wirtschaftsprufer in Deutschland e.V.": IDW], especially in the "Standards for the Valuation of Business Enterprises" (IDW S 1) dated October 18, 2005, which sets forth the professional standards according to which auditors value companies.

New theoretical and empirical insights and changes in economic conditions have led to a change in IDW S 1 dated October 18, 2005 (when compared to the version dated June 28, 2000); this change is an adjusted approach to determining the capitalization rate and a move away from the assumption that all net earnings are distributed in objective business valuations.

The objective business value represents a standardized and intersubjective verifiable future earnings value to be determined from the perspective of a potential domestic shareholder with unlimited tax liability if the enterprise continues as a going concern in an unchanged form on a stand-alone basis.

Based on theoretical and practical business principles, the value of an enterprise is based on the net earnings which can be generated by maintaining the business enterprise as a going concern and by disposing of any non-operating assets (future earnings value). From the point of view of the investor - assuming that the business enterprise continues as a going concern for an indefinite period - only the future net earnings which are distributable without diminishing the earnings power of the business enterprise are of interest.

The future net earnings resulting from the interaction of all these factors driving earnings power are the excess of inflows over outflows or, on an accrual basis, of income over expenses expected in the period after the valuation date.

IDW S 1 names the capitalized earnings approach and the discounted cash flow method as equally valid methods of valuation. In addition, quoted and market prices should provide a basis for considering plausibility. Net asset value and liquidation value methods or simplified

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                        Translation of the German Report

valuations based on earnings multipliers, on the other hand, are only relevant in exceptional circumstances.

Under Sec. 327b (1) Sentence 1 AktG, the circumstances of the company at the time of adoption of the resolution at the shareholders' meeting must be taken into account in the determination of the case settlement for the squeeze-out of the minority shareholders.

Pursuant to Sec. 305 (1) and (3) AktG, the appropriate compensation payment has to be determined such that shareholders can withdraw from the enterprise without suffering financial prejudice. Consequently, the enterprise has to be valued in light of the assets existing. The following valuation principles are to be applied appropriately.

II.  CAPITALIZED EARNINGS VALUE

It is generally accepted in business studies, court decisions and valuation practice that the capitalized earnings value of an enterprise is the suitable basis for determining the value of an enterprise.

IDW S 1, Section 2.1, allows business value to be determined using either the capitalization of earnings method or a discounted cash flow method. In this case, the business value was determined using the capitalization of earnings method recognized by German legislation. When applying the same valuation assumptions, especially those regarding financing, both methods will produce the same business value; for this reason, we chose not to determine the business value based on the discounted cash flow method.

The value of an enterprise is determined, assuming that it pursues exclusively financial objectives, by the present value of the net cash flows to the company owner associated with ownership of the company. This is the capitalized earnings value. To determine the present value of future net earnings, a capitalization rate is applied which represents the return on an investment which is an adequate alternative to an investment in the enterprise being valued (cf. IDW S 1, Section 2.1).

The shareholders' net earnings which are discounted to determine the capitalized earnings value mainly result from the dividends distributed from net earnings. Thus, a business valuation requires an estimation of an enterprise's distributable future net earnings.

                        Translation of the German Report

The discounted earnings method is generally based on a business plan and the estimate of future earnings that can be generated on a sustainable basis after the years covered by the plan. If there are temporary differences between forecast income and expenses and forecast receipts and expenditures, they should be recorded in a financing statement and their effects on financing included in the valuation.

In determining objective business value, distribution is to be essentially assumed for those net earnings which, after taking account of the unaltered business concept and any existing legal restrictions, are available for distribution.

To determine the level of net earnings to be distributed to shareholders, the earnings reinvested by the enterprise and the utilization of earnings that are not distributed must also be taken into consideration. These amounts can be utilized for investments, to pay down loans or to repatriate equity (for example through share buybacks) (cf. IDW S 1, Section 4.4.1.1).

If the plan differentiates between two phases, the distribution of the net earnings and the utilization of reinvested earnings for the first phase of the plan (the detailed planning phase) is to be determined on the basis of the individual business plan while taking into consideration past and future distribution policies, equity and the tax conditions.

If there are no forecast figures for the utilization of reinvested earnings, estimates must be based on the reinvestment of earnings in a simplified manner which does not affect the net present value, at a capitalization rate before corporate income taxes, or, equally, through the notional direct payment of the reinvested earnings to the shareholder.

In the second phase ("perpetual annuity") it is usually assumed that the distribution pattern will be equivalent to that of the distribution pattern of the alternative investment.

As the objective business value is determined from a shareholder perspective, the shareholder's tax burden - contrary to the tax-free allocation of the reinvested earnings - is applied to the dividends in the form of a personal income tax.

To prevent a situation in which the objective business value depends on the tax situation of the individual shareholders, a standardized tax rate is to be applied. In accordance with IDW S 1, a standardized tax rate of 35%, determined on the basis of statistical calculations, is regarded as appropriate as it ensures standardization. This standardization is based on a shareholder who lives in Germany, is subject to unrestricted taxation, and holds shares in private assets.

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                        Translation of the German Report

The so-called half-income system ("Halbeinkunfteverfahren") has to be taken into account in valuing corporations. According to this system, a standardized personal tax rate of 17.5% of the distributed earnings must be applied when determining net earnings, while reinvested earnings are not subject to personal income tax (cf. IDW S 1, Section 4.4.2.5).

The business value (future earnings value) is determined by discounting the future net earnings to the valuation date. Risk and the uncertainty of future net earnings are taken into consideration as a premium to the capitalization rate. This risk premium is specific to the individual enterprise and should cover both the risk from operating activities as well as the capital structure risk, which is influenced by the debt-equity ratio.

The risk premium may be determined on the basis of market developments in accordance with the principles of the tax capital asset pricing model (TAX CAPM) (cf. IDW S 1, Section 6.2). The capitalization rate comprises the base interest rate reduced by standardized personal income tax and the after-tax risk premium determined on the basis of the TAX CAPM (cf. IDW S 1, Section 7.2.4.1).

In addition, future net earnings are also influenced by price changes. Furthermore, changes in volume and structure can also cause affect future net earnings. If net earnings grow at a constant rate in perpetuity, the present value in the second phase ("perpetual annuity") must be discounted at a capitalization rate reduced by the growth rate.

III. SPECIAL VALUES

Matters which cannot be considered either wholly or in part when determining the capitalized earnings value should be valued separately and added to the capitalized earnings value. This includes non-operating assets for example.

The contribution to value made by non-operating assets was not reduced by standardized income tax within the meaning of fictitious distribution.

                        Translation of the German Report

IV.  LIQUIDATION VALUE AND NET ASSET VALUE

If it is expected that the liquidation of individual assets, parts of an enterprise, or the entire enterprise will result in a gain on disposal that exceeds the capitalized earnings value, an alternative liquidation value must also be determined in addition to the capitalized earnings value in accordance with IDW S 1; the higher of the two values determines the business value. According to the ruling by the Frankfurt am Main Regional Court dated January 24, 2006 (file no. 3-5 O 74/03), the liquidation value becomes important at best when the intention is to liquidate the enterprise and/or the long-term future earnings prospects of the enterprise are negative (note also ruling by Dusseldorf Higher Regional Court dated February 27, 2004, DB 2004, p. 1032 et seq.). Neither of these applies in this case. According to the most recent ruling (Frankfurt am Main Regional Court dated January 24, 2006, file no. 3-5 O 74/03), the liquidation value is totally irrelevant when domination and profit and loss transfer agreements exist.

The liquidation value is derived from the present value of the future net earnings, which, in turn, is derived from the sale of assets less liabilities and liquidation costs. The enterprise is liquidated by selling off its assets individually or selling entire business units.

The value of assets is determined by the sales market for the assets being liquidated. The enterprise's liabilities must be deducted from the asset value determined in this manner; this results in the gross profit from liquidation. When determining the liquidation value, the rapid break up, processing and sale of assets can result in liabilities such as redundancy plan obligations. The recognition and the release of this type of balance sheet item must be considered accordingly when determining the value. In a further valuation step, the liquidity costs incurred in connections with the sale, which are borne by the liquidizing enterprise, are deducted from net earnings.

In the case of the Celanese AG Group, all assets and liabilities were revalued as a result of a change in the accounting basis (cf. Section D.III). In the balance sheet as of August 25, 2005, Celanese Corporation's indirect shareholding in Celanese AG, comprising 96% of the assets and liabilities, is recognized at 96% of the fair value and 4% of the book value. As a result of the revaluation, the values disclosed in the balance sheet represent a suitable basis for determining an approximate liquidation value. The consolidated financial statements of Celanese AG as of September 30, 2005 disclose equity of around EUR 2.5b (single-entity financial statements: around EUR 2.4b).

                        Translation of the German Report

As goodwill cannot be realized in the case of liquidation, we did not include it when determining the liquidation value. As the liquidation value derived when all liquidation costs are ignored is well below the capitalized earnings value, only the capitalized earnings value is of relevance in this case.

The calculation of net asset value based on replacement costs leads to the reconstruction value or the net asset value of the enterprise which, because the intangible assets cannot always be quantified in full (value of the organization, reputation, etc.), is only a partial reconstruction value. We therefore did not determine the net asset value.

V.   STOCK MARKET PRICE

To test the plausibility of the business value, it is necessary to compare it with the stock market value. In its decision on April 27, 1999 (cf. Federal Constitutional Court, 1 BvR 1613/94, as well as DB 1999, p. 1696, and IDW S 1,
Section 3), the Federal Constitutional Court ruled that the full compensation to be granted in determining the settlement or compensation for minority or former shareholders when concluding a domination or profit and loss transfer agreement or in the event of integration may not be below the fair market value of the shares, which can not be determined for listed companies without taking the stock market price into account. In turn, the fair market value may not be determined for listed companies without reference to the stock market price. Disregarding the stock market price for a settlement or compensation payment on the basis of a business value below market capitalization constitutes a violation of Art. 14 (1) GG ["Grundgesetz": German Basic Law]. Exceeding this price is unproblematic under constitutional law. Yet there can also be good constitutional reasons for going below this price (ruling of the Federal Court of Justice dated March 12, 2001; cf. WM 2001, p. 856). We assume that these principles are applied in accordance with Sec. 327a et seq. AktG when determining the cash settlement for minority shareholders being squeezed out.

Based on the decision by the Federal Court of Justice on March 12, 2001, a reference price based on the average stock market price over a period of three months should be used when determining the stock market price. The three-month reference period should run right up to the cut-off date, which is the date of the shareholders' meeting at the controlled stock corporation or the stock corporation being integrated. As a result, extraordinary one-day peaks or extreme developments in the space of just a few days that do not persist are to be eliminated when determining the average price.

                        Translation of the German Report

The selection of a reference period up to the shareholders' meeting instead of up to announcement of the planned restructuring measure has been criticized in the relevant literature. The line of argument is that interested parties have the possibility of manipulating the stock market price in the period between announcement of the intercompany agreement and the date of the shareholders' meeting. It is therefore considered more appropriate to limit the three-month reference period up to the date of the announcement of the restructuring measure. Sec. 5 WpUG-Angebots-VO ["Verordnung uber offentliche Angebote zum Erwerb von Wertpapieren und von Unternehmensubernahmen": German Regulation on Public Offers to Acquire Securities and Takeover Bids] - a regulation that did not exist at the time of the ruling by the Federal Court of Justice - also stipulates that the average stock market prices of the shares during the three months prior to the publication of the decision by the bidder to make an offer are decisive for determining the minimum value of the offer. Of course, it is impossible to foresee how the share will perform between the date of writing this report and the date of the shareholders' meeting. For this reason, we determined the share performance for the three-month period up to announcement of the squeeze-out plans and for the three-month period up to the time of writing this report and applied these values accordingly.

The significance of the weighted average stock market price of various reference periods to the process of verifying the plausibility of the business value of Celanese AG is referred to in Section E.I.

VI.  VALUATION DATE

The cut-off date for the determination of the business value as a basis for calculating the appropriate settlement per no-par value share pursuant to Sec. 327b AktG is May 31, 2006 (cf. SectionA.II). Invitations to the general shareholders' meeting scheduled for May 30/31, 2006 will be sent at the beginning of April 2006. The report on the transfer, in which the business valuation is explained, must be complete and available for inspection as of the date the shareholders' meeting is called. This means that the Board of Management and Supervisory Board will have to address the business valuation and the resulting cash settlement during the corresponding period prior to calling the shareholders' meeting. To make this possible, the business valuation must be completed a reasonable length of time prior to calling the shareholders' meeting. The valuation is therefore based on information dated March 10, 2006. The valuation results will then have to be revised should the valuation bases change between the completion of the valuation work and the date the resolution is adopted by the shareholders' meeting.

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                        Translation of the German Report

D.   DETERMINATION OF THE BUSINESS VALUE

I.   METHODOLOGY

The business value of Celanese AG was determined on a going concern and without taking into account the reason for the valuation (stand-alone premise). A capitalized earnings value was derived for the Company on the basis of future expected earnings.

The starting point for the forecast and plausibility assessment of future net earnings is an analysis of the past performance of the subject enterprise. The earnings actually generated in the past must be analyzed in light of historical market developments. Taking account of anticipated market developments, these earnings are adjusted for one-time and extraordinary, i.e. non-recurring, events. The reference period for the analysis of past results comprised the years 2003, 2004 and 2004/2005. Instead of the nine-month abbreviated fiscal year from January 1 to September 30, 2004, the twelve-month 2004 calendar year (pro-forma year) was used for better comparability.

The capitalized earnings value was calculated on the basis of the projections and budgets in accordance with the phase method. Expected net earnings trend can be more reliably forecast and more plausibly assessed for a shorter period of time in the near future than for subsequent years. For this reason, two phases are generally assumed in practice, with the first phase frequently comprising a period up to five years. In this first phase, projected earnings can still be derived with sufficient reliability from historical results.

However, the acquirer of an enterprise generally plans to maintain its investment for a longer period. As the results for this more distant second phase cannot be forecast with sufficient probability, a terminal result is used as the basis for the second phase.

The first phase is the detailed planning period (fiscal years 2005/2006 to 2009/2010). The second phase corresponds to subsequent, more distant periods (fiscal years 2010/2011 and onwards).

The key premises and assumptions underlying the projections and budgets are explained in detail in this report.

The business value was determined on the basis of unrounded calculations. The figures presented in this report are rounded. This may lead to rounding differences.

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                        Translation of the German Report

II.  ACCOUNTING AND INTERNAL REPORTING

The consolidated financial statements of Celanese AG were prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) under Sec. 292a HGB. In accordance with US GAAP, all significant German and foreign subsidiaries controlled by Celanese AG were included in the consolidated financial statements. The group of fully consolidated companies in fiscal year 2004/2005 comprised 13 German and 20 foreign entities in which Celanese AG directly or indirectly holds the majority of voting rights. Other entities in Germany and abroad are included in the consolidated financial statements according to the equity method or valued at cost.

According to US GAAP accounting, there is a duty(1) to change the accounting basis from the date that Celanese Corporation holds more than 95% of the shares (push down accounting). Instead of carrying over the book values, the assets and liabilities are revalued. Since August 24, 2005, CEH, and therefore also indirectly Celanese Corporation, has held more than 95% of the shares in Celanese AG, and therefore the accounting basis was changed, as explained below in Section D.III.

The calculation of the distributable earnings on the basis of a business plan prepared in accordance with international accounting standards is an approach recognized in court rulings (Hamburg Higher Regional Court, ruling dated September 29, 2004, cf. DB 2004, p. 2805 et seq.). The valuation using a budget prepared in accordance with US GAAP is therefore deemed appropriate.

The Company assumes for the detailed planning period that the consolidated earnings adjusted for non-cash write-downs on intangible assets will be fully distributed. This distribution policy was used as the basis for the valuation in accordance with IDW S 1 (cf. IDW S 1 Section 4.4.2.3). Instead of using an absolute amount for the perpetual annuity, we applied an equivalent distribution rate to the alternative to the distribution pattern (corresponding with the cost of equity rate) is used. As a terminal value does not result in any major difference between the commercial net income and net income in accordance with US GAAP, the business valuation of Celanese AG based on a business plan prepared in accordance with US GAAP (including the change in accounting basis described above) does not lead to any disadvantage for the minority shareholders.

----------
(1) See accounting regulation: Financial Accounting Standard No. 141, "Business Combinations" in conjunction with SEC Staff Accounting Bulletin No. 54, "Pushdown Basis of Accounting in Financial Statements of Subsidiaries"

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                        Translation of the German Report

External accounting is supplemented by internal reporting for management control purposes. Internal reporting provides monthly information on the current performance of key items of earnings and assets compared to the prior year and the budget, and also provides details of the causes. This is supplemented by an integrated and systematic early warning system for risk detection and control across all divisions as well as other instruments.

During its annual planning process in December 2005, the Board of Management of Celanese AG prepared a forecast for the next five years on the basis of the business development in fiscal year 2004/2005; the Supervisory Board approved this forecast on December 20, 2005. In addition to the budget, which is usually approved at the end of the calendar year during the annual planning process, an update is made which primarily included the current budget year. The valuation takes the current budget into account, which was approved by the Board of Management of Celanese AG on March 3, 2006.

The business plan is based on the expected sales and price development at the product level. Due to the cyclical nature of the chemical industry, the budget was prepared taking into account the development of the sales markets and the expectations for available capacities in the relevant markets. Budgets are prepared at the segment level using a bottom-up process on the basis of central guidelines pertaining to the expected development of raw materials prices. These are then summarized in the consolidated budget.

Investments are planned for each segment. No complete balance sheet is prepared at the segment or group levels. We discussed and appraised the forecast assumptions underlying Celanese AG's budget figures with the responsible employees with acute awareness. As we felt that no budget adjustments were necessary, the valuation was based on the budget.

We supplemented the Company's business plan with a financing statement. This is thus presented in the budget as an integrated model which calculates the effects on the financial result as well as income tax.

Together with the Board of Management of Celanese AG, we calculated an average expected result for the years following the budget year 2009/2010 ("perpetual annuity") (cf. Section D.IV).


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III. NET ASSETS AND FINANCIAL POSITION

We analyzed the net assets and the financial position on the basis of the audited consolidated financial statements of Celanese AG. Due to the change in accounting basis described above in Section D.II, the book values prior to August 25, 2005 are only comparable to those after August 25, 2005 to a limited extent. The following overview therefore presents the balance sheet as of August 24, 2005 on the basis of the old book values. As of August 25, 2005, 96% of the fair value and 4% of the historical cost of the acquired assets and liabilities were recognized as of their respective acquisition dates (April 6, 2004 and August 24, 2005). The 96% relate to shares in Celanese AG held indirectly by Celanese Corporation on this date. The 4% at historical cost reflect the minority shareholders' interest in Celanese AG as of August 25, 2005. The new book values as of August 25, 2005 form the basis for subsequent accounting.

                                                     Predecessor                       Predecessor            Successor
                                                        as of              Push Down       as of                as of
                                                     Aug. 24, 05             Effect    Aug. 25, 05           Sep. 30, 05
                                                      (audited)            (audited)    (audited)             (audited)
                                                         EURm                 EURm         EURm                  EURm
                                                     -----------           ---------   -----------           -----------
Current assets:
   Cash and cash equivalents                              103        2.7%        0          103        2.7%       176        4.5%
   Receivables, net                                       808       21.2%        0          808       20.9%       817       20.9%
   Inventories                                            216        5.7%        5          221        5.7%       178        4.5%
   Other assets                                             5        0.1%        0            5        0.1%         4        0.1%
                                                        -----      -----      ----        -----      -----      -----      -----
Total current assets                                    1,132       29.7%        5        1,137       29.4%     1,175       30.0%
Investments                                               235        6.2%       22          257        6.6%       261        6.7%
Property, plant and equipment, net                        532       14.0%       52          584       15.1%       584       14.9%
Deferred income taxes                                      73        1.9%       -3           70        1.8%        71        1.8%
Other assets                                            1,376       36.1%       -4        1,372       35.5%     1,381       35.2%
Other intangible assets, net                               18        0.5%      237          255        6.6%       254        6.5%
Goodwill                                                  441       11.6%     -247          194        5.0%       194        4.9%
                                                        -----      -----      ----        -----      -----      -----      -----
      Total assets                                      3,807      100.0%       62        3,869      100.0%     3,920      100.0%
                                                        =====      =====      ====        =====      =====      =====      =====
Current liabilities:
   Short-term borrowings and current intsallments
      of long - term debt - third party, related
      entities and affiliates                             241        6.3%        0          241        6.2%       252        6.4%
   Accounts payable and accrued liabilities -
      third party, related entities and affiliates        233        6.1%        0          233        6.0%       269        6.9%
   Other current liabilities                              399       10.5%        0          399       10.3%       393       10.0%
                                                        -----      -----      ----        -----      -----      -----      -----
Total current liabilities                                 873       22.9%        0          873       22.5%       914       23.3%
Long-term debt - third party and related entities          77        2.0%        0           77        2.0%        80        2.0%
Benefit obligations                                        67        1.8%        4           71        1.9%        74        1.9%
Deferred income taxes                                      84        2.2%      122          206        5.3%       205        5.2%
Other liabilities                                          39        1.0%        0           39        1.0%        32        0.8%
Minority interets                                         156        4.1%        0          156        4.0%       159        4.1%
Total shareholders' equity                              2,511       66.0%      -64        2,447       63.3%     2,456       62.7%
                                                        -----      -----      ----        -----      -----      -----      -----
      Total liabilities and shareholders' equity        3,807      100.0%       62        3,869      100.0%     3,920      100.0%
                                                        =====      =====      ====        =====      =====      =====      =====

                        Translation of the German Report

Current assets mainly comprise trade receivables from third parties, trade receivables, and other receivables from associated companies and inventories. While receivables were valued at their historical book values as part of the change in the accounting basis due to their short-term nature and high liquidity, inventories were revalued. The increase in the value of the current assets only relates to inventories. The inventories with increased values were sold by the end of fiscal year 2004/2005.

Financial assets mainly include shares in the following affiliates:

Affiliates                                             Segment             Share in %
----------                                             -------             ----------
European Oxo GmbH                              Chemical Products              50.0%
Korea Engineering Plastics Co., Ltd.           Technical Polymers Ticona      50.0%
InfraServ GmbH & Co. Gendorf KG                Other Activities               39.0%
InfraServ GmbH & Co. Hochst KG                 Other Activities               31.2%
InfraServ GmbH & Co. Knapsack KG               Other Activities               27.0%
Sherbrooke Capital Health and Wellness, L.P.   Performance Products           10.0%

While revaluing the acquired assets following the change in the accounting basis, the following revaluations of the acquired assets, the old book values were confirmed to the extent that the total sum of the shares in associated companies does not include significant hidden reserves.

At appr. EUR 408m, technical equipment and machines, the most significant portion of plant and equipment, relate to the majority of the valuation adjustments to the property and equipment. The 9.8% increase in the value of property and equipment did not lead to an increase due to the adjustment of the useful life for certain technical equipment and machines from ten years to twenty years (with effect as of January 1, 2005) and the adjustment of the useful life of the related building units from 10 to 30 years, but rather led to a reduction in annual depreciation.

Long-term assets of appr. EUR 1,257m (as of September 30, 2005) include long-term loans to affiliated companies, the majority of which are due in 2009 and 2010 and bear interest of 4.67% p.a. Financial receivables are secured by guarantees from Celanese Corporation. They primarily result in the consolidated financial statements from the sale of shares in Celanese Americas Corporation in October 2004, which were held indirectly by Celanese AG. The purchase price due in this regard was converted to a loan receivable.

                        Translation of the German Report

The increase in intangible assets is attributable to the change in the accounting basis and primarily relates to the valuation of customer relationships. In this regard, there is a duty to use intangible assets under certain conditions which would otherwise not be allowed. The majority of intangible assets have determinable useful lives and so are written-down. Goodwill is an accounting value which corresponds to the difference between the purchase price and the fair values of the individual assets and liabilities.

Short-term liabilities as of September 30, 2005 mainly comprise trade payables (appr. EUR 269m), loans from affiliated companies (appr. EUR 118m), and loans from associated companies (appr. EUR 112m). Celanese AG concluded an agreement with the InfraServ companies under which the excess liquidity of those companies was loaned to Celanese AG with predefined variable interest rates. In addition, short-term liabilities include income taxes payable of appr. EUR 109m which resulted in the prior year and are to be paid in the short term.

The performance-based pension plans are largely managed by independent trust funds or insurance companies. The majority of the obligations in this regard are in Germany.

The increase in deferred income taxes is the result of fair value recognition of the assets as part of the change in accounting basis, which is higher than the old book values.

Minority interests mainly relate to Celanese Singapore Pte Ltd. Due to the sale of the shares in Celanese Americas Corporation, Celanese AG now only indirectly holds 70% of the shares in Celanese Singapore Pte Ltd. instead of 100%.

                        Translation of the German Report

IV.  RESULTS OF OPERATIONS

1.   PRELIMINARY STATEMENT

The results of the Celanese AG Group for fiscal year 2003 (12 months), calendar year 2004 (12 months(2)) and fiscal year 2004/2005, adjusted for major extraordinary income and expenses not related to the period, the forecast results for fiscal year 2005/2006, and the projected income statements for fiscal year 2006/2007 to 2009/2010 and perpetual annuity are presented below. The past results and planning analysis carried out primarily on the basis of sales(3) and EBITDA levels for continuing operations (excluding expenses for stock appreciation rights, special charges, and restructuring) is broken down according to the individual segments of the Celanese AG Group. The presentation of the business segments for the past is derived from internal reporting and can be reconciled with the unaudited figures of the pro-forma consolidated income statement.

----------
(2) For better comparability, the 4th quarter of 2004 was included with the abbreviated fiscal year from January 1 to September 30, 2004. This is a pro-forma year.

(3)  For simplification reasons net sales and sales are used as synonyms.

                        Translation of the German Report

The table below shows the development of net sales and EBITDA(4) is presented according to segment and the depreciation and amortization of tangible and intangible assets and the investment results of the Celanese AG Group:

                    Jan. 03-     Jan. 04-     Oct. 04-     Oct. 05-     Oct. 06-     Oct. 07-    Oct. 08-     Oct. 09-
                    Dec. 03      Dec. 04      Sep. 05      Sep. 06      Sep. 07      Sep. 08      Sep.09       Sep.10     Terminal
                  (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)   Value
                   unaudited    unaudited    unaudited      Budget        Plan         Plan         Plan         Plan
                     EURm          EURm         EURm         EURm         EURm         EURm         EURm         EURm       EURm
                  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  --------
Chemical
   products         1,525.0      1,509.0      1,693.3      2,093.0      2,014.1      1,814.3      1,741.9      1,664.8     1,756.7
Technical
   polymers
   Ticona             364.9        377.3        382.9        401.6        415.1        405.9        411.4        428.9       439.8
Performance
   products           150.0        142.9        142.4        142.2        127.1        116.9        109.9        106.6        96.1
Other
   activities /
   intersegment
   eliminations         1.4         -6.9         -8.8          0.0          0.0          0.0          0.0          0.0         0.0
                    -------      -------      -------      -------      -------      -------      -------      -------     -------
UNADJUSTED
   NET
   SALES            2,041.3      2,022.3      2,209.8      2,636.8      2,556.3      2,337.1      2,263.2      2,200.3     2,292.6
Chemical
  products            192.7        226.1        281.5        242.6        223.1        161.4        146.4        122.1       163.2
Technical
   polymers
   Ticona              57.6         82.2         81.5         91.8        100.2        103.0         95.6        104.0       105.5
Performance
   products            52.6         45.0         50.2         50.0         40.3         34.6         30.6         29.0        19.3
Other
   activities /
   intersegment
   eliminations       -46.9        -62.3        -39.7        -31.0        -27.1        -27.0        -26.8        -26.9       -27.0
                    -------      -------      -------      -------      -------      -------      -------      -------     -------
EBITDA
   EXCLUDING
   SPECIAL
   CHARGES,
   EXPENSES
   FOR STOCK
   APPRECIATION
   RIGHTS AND
   RESTRUCTURING      256.0        291.0        373.5        353.4        336.5        272.0        245.8        228.2       261.0
Amortization           -9.6         -6.1         -5.7        -28.4        -26.0        -26.0        -26.0        -26.0         0.0
Depreciation          -87.6        -95.0        -63.7        -59.5        -55.4        -56.4        -56.4        -56.4       -56.7
                    -------      -------      -------      -------      -------      -------      -------      -------     -------
AMORTIZATION
   AND
   DEPRECIATION       -97.2       -101.1        -69.4        -87.9        -81.4        -82.4        -82.4        -82.4       -56.7
                    -------      -------      -------      -------      -------      -------      -------      -------     -------
SPECIAL CHARGES,
   EXPENSES FOR
   STOCK
   APPRECIATION
   RIGHTS AND
   RESTRUCTURING     -120.5        -56.5        -50.2         -2.9          0.0          0.0          0.0          0.0         0.0
EBIT BEFORE
   DIVIDEND
   INCOME              38.3        133.4        253.9        262.6        255.1        189.6        163.4        145.8       204.3
Equity in net
   earnings of
   affiliates          12.4          8.6         19.8         30.6         27.9         29.3         23.7         25.3        25.4
                    -------      -------      -------      -------      -------      -------      -------      -------     -------
EBIT AFTER
   DIVIDEND
   INCOME              50.7        142.0        273.7        293.2        283.0        218.9        187.1        171.1       229.7
                    -------      -------      -------      -------      -------      -------      -------      -------     -------

----------
(4) For simplification reasons EBITDA excluding special charges, expenses for stock appreciation rights and restructuring will be referred to as EBITDA in the remainder of this report.

                        Translation of the German Report

2.   CHEMICAL PRODUCTS

The following table shows net sales and EBITDA of the segment Chemical Products:

                                 Jan. 03-      Jan. 04-      Oct. 04-      Oct. 05-
                                 Dec. 03       Dec. 04       Sep. 05       Sep. 06
                               (12 Months)   (12 Months)   (12 Months)   (12 Months)
                                unaudited     unaudited     unaudited      Budget
                                   EURm          EURm         EURm          EURm
                               -----------   -----------   -----------   -----------
UNADJUSTED NET SALES             1,525.0       1,509.0       1,693.3       2,093.0
Adjustments                       -199.2         -20.8         -21.9           0.0
                                 -------       -------       -------       -------
ADJUSTED NET SALES               1,325.8       1,488.2       1,671.4       2,093.0
EBITDA EXCLUDING
   SPECIAL CHARGES, EXPENSES
   FOR STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING        192.7         226.1         281.5         242.6
Adjustments                          1.5          -0.3          -0.7           0.0
                                 -------       -------       -------       -------
OPERATING / ADJUSTED EBITDA        194.2         225.8         280.8         242.6

                                 Oct. 06-      Oct. 07-      Oct. 08-     Oct. 09-
                                 Sep. 07       Sep. 08       Sep. 09       Sep.10
                               (12 Months)   (12 Months)   (12 Months)   (12 Months)   Terminal
                                  Plan           Plan          Plan         Plan         Value
                                  EURm           EURm          EURm         EURm         EURm
                               -----------   -----------   -----------   -----------   --------
UNADJUSTED NET SALES            2,014.1        1,814.3       1,741.9       1,664.8      1,756.7
Adjustments                         0.0            0.0           0.0           0.0          0.0
                                 -------       -------       -------       -------      -------
ADJUSTED NET SALES              2,014.1        1,814.3       1,741.9       1,664.8      1,756.7
EBITDA EXCLUDING
   SPECIAL CHARGES, EXPENSES
   FOR STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING       223.1          161.4         146.4         122.1        163.2
Adjustments                         0.0            0.0           0.0           0.0          0.0
                                 -------       -------       -------       -------      -------
OPERATING / ADJUSTED EBITDA       223.1          161.4         146.4         122.1        163.2

NET SALES

The reduction in unadjusted net sales in 2004 was primarily driven by the carve out of the European Oxo business into a joint venture with Degussa, at the end of 2003. Adjusted net sales increased in 2004 by EUR 162.4m, chiefly due to the outages of competitors in Asia and an increase in demand for acetic acid and VAM in China. In order to meet increased demand in Asia, the capacity at the Singapore plant was increased for the short term in 2005 through a change in process. Due to the favorable relationship between supply and demand, it was also possible to pass on increasing raw materials prices to customers.

The increase in net sales in 2005/2006 will be primarily generated by higher production capacity utilization in Europe and increased trade in basic chemicals purchased from the sister companies of the Celanese AG Group. Changes in net sales during the planning period are therefore mainly the result of changes in the relationship between supply and demand. Thus for calendar years 2007 and 2008, among others the production facilities of the sister companies of the Celanese AG Group and BP p.l.c are expected to commence operations in China. A significant increase in supply capacities usually has a negative effect on prices.

The Chemical Products segment is highly dependent on the chemical cycle, especially with regard to basic chemicals and special chemicals. Taking in account in particular the anticipated commencement by competitors of production at facilities of wide geographical significance, the Company expects the chemical cycle to peak in the period from 2006 to 2007 on the markets relevant to the Celanese AG Group. Instead of a significant reduction, a gradual reduction of sales prices is expected with relatively constant production volumes.

                        Translation of the German Report

OPERATING EBITDA

The EUR 31.6m increase in adjusted EBITDA in 2004 is primarily the result of the outage of competitors in Asia at the end of 2004. The supply shortage allowed for increased sales prices on the market for the short term. This trend continued throughout 2004 and onwards. In addition to the temporary loss of this competitor, the favorable shift in the balance of supply and demand in 2004/2005 led to higher sales prices which were only partially used up by increased raw materials costs. The adjustments made in the past are chiefly related to the carve out of the European Oxo business in a joint venture. The proportional results of the joint venture are recognized under the equity in earning of affiliates.

The anticipated development of results for 2005/2006 is shaped by two developments which offset each other. The one-time positive effect on results due to the loss of a competitor did not extend beyond 2004/2005, which led to a reduction in the result. This can partially be compensated by the positive development in results due to the chemical cycle. Due to the expected peak of the chemical cycle in the period from 2006 to 2007, it is anticipated that the high results in 2005/2006 can also be largely maintained in 2006/2007.

Due to the scope of the announced capacity increases in 2007 and 2008, it is assumed that the decline in sales prices resulting from the volume increases on the supply side will lead to lower margins, which can only be compensated through planned cost-saving measures to a very low extent.

The Polyvinyl Alcohol business line is a purely trading business for polyvinyl alcohol, which is produced by sister companies of the Celanese AG Group. This business line is of little importance for the development of the results of the Chemical Products segment.

                        Translation of the German Report

SUSTAINABLE RESULT

Chemical Products are very dependent on the chemical cycle. In order to reflect the special features of the individual business lines, the sustainable result is calculated at the business line level and at the product level. This way, the future sustainable gross profit margins for the individual business lines, long-term average sales prices, and the special characteristics of specific business lines can be determined. This is to ensure a full cycle. Sustainable EBITDA was calculated on the basis of the almost full cost-effective utilization of production capacities and the fixed cost structure at the end of the detailed planning period, taking into account the planned cost optimization measures for the planning period.

3.   TECHNICAL POLYMERS TICONA

The development of revenues and EBITDA of the Technical Polymers Ticona segment breaks down as follows:

                                 Jan. 03-      Jan. 04-      Oct. 04-      Oct. 05-
                                 Dec. 03       Dec. 04       Sep. 05       Sep. 06
                               (12 Months)   (12 Months)   (12 Months)   (12 Months)
                                unaudited     unaudited     unaudited      Budget
                                   EURm          EURm         EURm          EURm
                               -----------   -----------   -----------   -----------
UNADJUSTED NET SALES              364.9         377.3         382.9         401.6
Adjustments                        -4.3          -3.6          -8.1           0.0
                                  -----         -----         -----         -----
ADJUSTED NET SALES                360.6         373.7         374.8         401.6
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION RIGHTS
   AND RESTRUCTURING               57.6          82.2          81.5          91.8
Adjustments                        25.1          14.5          12.4           0.0
                                  -----         -----         -----         -----
OPERATING / ADJUSTED EBITDA        82.7          96.7          93.9          91.8

                                 Oct. 06-      Oct. 07-      Oct. 08-     Oct. 09-
                                 Sep. 07       Sep. 08       Sep. 09       Sep. 10
                               (12 Months)   (12 Months)   (12 Months)   (12 Months)   Terminal
                                  Plan           Plan          Plan         Plan         Value
                                  EURm           EURm          EURm         EURm         EURm
                               -----------   -----------   -----------   -----------   --------
UNADJUSTED NET SALES              415.1         405.9         411.4         428.9       439.8
Adjustments                         0.0           0.0           0.0           0.0         0.0
ADJUSTED NET SALES                415.1         405.9         411.4         428.9       439.8
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION RIGHTS
   AND RESTRUCTURING              100.2         103.0          95.6         104.0       105.5
Adjustments                         0.0           0.0           0.0           0.0         0.0
                                  -----         -----         -----         -----      ------
OPERATING / ADJUSTED EBITDA       100.2         103.0          95.6         104.0       105.5

NET SALES

The slight increase in adjusted net sales of appr. EUR 13.1m in 2004 was mainly the result of an increase in volume in polyacetal due to increased demand in the electrical and electronics industry. In addition, new applications in the area of household goods (Liquid Crystal Polymers business line) were placed in the market. The adjustment of net sales includes net sales relating to Cyclo Olefin Copolymers ("COC" business) since the COC business was sold at the end of 2005.

The adjusted net sales growth which continued in fiscal year 2004/2005 is chiefly attributable to the commencement of production of a new application in the automotive industry (Celstran

                        Translation of the German Report

business line). The focus on business customers with high demands had the opposite effect in the Polyacetal area, which led to a reduction in volume and net sales.

The anticipated increase in net sales by EUR 428.9m in 2009/2010 is set to be generated primarily by the Polyacetal, Celstran, and GUR business lines. In October 2005, capacity in the Polyacetal business line was increased by some 20%; this will enable a gradual increase in volume until approximately 2011/2012. Due to the only modest potential for customer growth, an expansion of volumes will lead to increased pressure on sales prices.

During the planning period, an additional increase in net sales is anticipated for the Celstran business line due to a new application for the automotive industry in the area of structural component parts for automobiles.

The reduction in net sales expected for 2007/2008 is the result of the strategic repositioning of the GUR business line. Beginning with this year, there will be a widespread focus on special product applications such as fibres, filtration, and medical-technology and a movement away from the standard products which have high volumes but low prices. The reduction in volume cannot be offset by the planned increase in sales prices.

Following the planned reorganization of the GUR business line, increases in sales volumes will continue but will be contrasted by a continued decline in average sales prices of Ticona products in total. Net sales of EUR 411.4m and EUR 428.9m, are expected for 2008/2009 and 2009/2010, respectively.

OPERATING EBITDA

The adjustment of operating EBITDA mainly includes the elimination of the negative results of the COC business. The EUR 14.0m increase in operating EBITDA in 2004 is chiefly due to the increase in sales volume and the successful introduction of measures to increase efficiency, which depend on a reduction in fixed costs.

The slight reduction in fiscal year 2004/2005 is largely attributable to the business line Polyacetal which was affected by the weak development of the automotive market in Europe and the unsuccessful focus on business customers with high demands. An additional slight reduction in operating EBITDA is expected in 2005/2006, primarily due to the development of the Polyacetal segment. The expansion of production capacity and the increase in volumes is causing fixed costs to rise. In the short term, an increase in net sales can only partially

                        Translation of the German Report

compensate for the increase in costs. In order to gradually increase output to full capacity, there is also a plan to accept orders with lower margins. However, the planned increase in capacity utilization will result in the reversal of this effect during the planning phase. The expansion of production capacity contributes to the significant overall increase in operating EBITDA from EUR 93.9m (2004/2005) to EUR 104.0m (2009/2010).

The reorganization of the GUR business line planned for 2007/2008 will initially lead to a reduction in net sales and profit due to the lower capacity utilization. The focus on higher margin special products and the planned increase in volume is expected to have a positive effect on results overall. The reduction in operating EBITDA in 2008/2009 will be the result of ordinary expenses being incurred in connection with the regular maintenance of the production facilities in Kelsterbach, Germany, a change in the product mix, and an increase in volumes in the automotive industry.

As the Liquid Crystal Polymers (Vectra) and the products in the Polyester business lines are not produced internally but are only sold for Celanese Corporation in Europe, both of these business lines are insignificant to the future development of results.

SUSTAINABLE RESULT

As no sustainable level of net sales and results will be reached by the end of the planning period, the volume growth, and therefore also the growth in earnings for the Polyacetal and GUR business lines have been rolled forward until the capacity limit has been reached. It is expected that all other business lines will develop, on average, at the 2009/2010 level. The terminal value reflects the annualized development of 2010/2011 and onwards.

The future development of the Kelsterbach production facilities may be negatively impacted by the planned expansion of Frankfurt am Main international airport. The Management of Celanese AG assumes that any negative effects resulting from the expansion by Fraport AG, as the operating company of the airport, will be compensated for financially and, therefore, there is no financial threat to the Celanese AG Group. After a detailed analysis of all of the information we received in this regard, the risks arising from the expansion of the airport were not taken into account; we did not survey any third parties. This approach does not lead to any disadvantages for the minority shareholders.

                        Translation of the German Report

4.   PERFORMANCE PRODUCTS

The development of net sales and EBITDA of the Performance Products segment breaks down as follows:

                               Jan. 03-     Jan. 04-     Oct. 04-     Oct. 05-     Oct. 06-
                               Dec. 03      Dec. 04      Sep. 05      Sep. 06      Sep. 07
                             (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)
                              unaudited    unaudited    unaudited      Budget        Plan
                                 EURm         EURm         EURm         EURm         EURm
                             -----------  -----------  -----------  -----------  -----------
NET SALES                       150.0        142.9        142.4        142.2        127.1
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING      52.6         45.0         50.2         50.0         40.3
Adjustments                       0.0          0.0          0.0          0.0          0.0
                                -----        -----        -----        -----        -----
OPERATING / ADJUSTED EBITDA      52.6         45.0         50.2         50.0         40.3

                               Oct. 07-     Oct. 08-     Oct. 09-
                               Sep. 08       Sep.09      Sep.10
                             (12 Months)  (12 Months)  (12 Months)  Terminal
                                 Plan         Plan         Plan       Value
                                 EURm         EURm         EURm       EURm
                             -----------  -----------  -----------  --------
NET SALES                       116.9        109.9        106.6       96.1
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING      34.6         30.6         29.0       19.3
Adjustments                       0.0          0.0          0.0        0.0
                                -----        -----        -----       ----
OPERATING / ADJUSTED EBITDA      34.6         30.6         29.0       19.3

NET SALES

The EUR 7.1m decrease in net sales in 2004 is primarily attributable to a reduction in the sales prices of Sunett and Sorbates. In addition, the volume of sales in Sorbates fell due to increased competition and existing surplus capacities on the market. The only compensatory effect enjoyed by Sunett resulted from the increase in sales volumes.

While the Sunett market was widely protected by process patents in the past, many of these patents on the European and US markets expired in 2005 and this led to increasing competitive pressure. Due to higher product quality compared with the competition, Celanese AG is able to charge higher prices, although these are tending to fall. The Company already recognized the continuous fall in prices in fiscal year 2004/2005. The price effect was only partly compensated by an increase in quantity.

Conversely, despite excess capacities worldwide and a high level of competition from Asian competitors in fiscal year 2004/2005, a temporary stabilization of the sales prices for the Sorbates business line was achieved.

During the planning period, a gradual reduction of the sales price is expected, partially due to the longer-term supplier agreements and the initial improvement in the quality of the competitors' products in the Sunett segment. This reduction in prices should be counteracted by the expansion of volumes at existing production facilities. Due to the already high level of competition in the Sorbates business line, a further decrease in sales prices can be assumed if existing global overcapacity will remain on this level. However, limited internal capacity only offers few opportunities for growth, which should be compensated for by increases in

                        Translation of the German Report

volumes. It is generally expected that this development will lead to a moderate reduction in net sales.

OPERATING EBITDA

The reduction in operating EBITDA is the result of a decline in sales prices. The reduction in net sales was at least partially compensated by cost-saving measures, which were initiated in 2003 and the full effects of which were felt in 2004/2005. If sales prices continue to fall, the Company expects to be able to largely maintain the level of results achieved in fiscal year 2004/2005 in fiscal year 2005/2006 due to cost-saving measures in the areas of selling, general/administrative expenses, and research and development.

In the medium term, due to sinking sales prices and increasing sales volumes, the reduction in net sales cannot be fully compensated by measures to increase efficiency. It is expected that the EBITDA margin will decline by the end of the planning period (2009/2010).

SUSTAINABLE RESULT

The Company expects that a price premium for the Sunett business line in particular can be maintained beyond the planning period due to the current high quality, but this will gradually be reduced. The expected price reductions after 2009/2010 should be offset by an expansion of sales volumes until capacity limits are reached in the Sunett business line. With regard to the cost structure, it is expected that the fixed costs will remain constant for a limited time at the low level achieved 2009/2010 despite general increases in prices. It is expected that all other business lines will develop, on average, at the 2009/2010 level. The terminal value reflects the annualized development of 2010/2011 and onwards.

                        Translation of the German Report

5.   OTHER ACTIVITIES

The development of net sales and EBITDA of the Other Activities segment breaks down as follows:

                               Jan. 03-     Jan. 04-     Oct. 04-     Oct. 05-     Oct. 06-
                                Dec.03      Dec. 04      Sep. 05      Sep. 06      Sep. 07
                             (12 Months)  (12 Months)  (12 Months)  (12 Months)  (12 Months)
                              unaudited    unaudited    unaudited      Budget        Plan
                                 EURm         EURm         EURm         EURm         EURm
                             -----------  -----------  -----------  -----------  -----------
NET SALES                         1,4         -6,9         -8,8          0,0          0,0
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING     -46,9        -62,3        -39,7        -31,0        -27,1
Adjustments                       0,0         15,0          8,0          0,0          0,0
                                -----        -----        -----        -----        -----
OPERATING / ADJUSTED EBITDA     -46,9        -47,3        -31,7        -31,0        -27,1

                               Oct. 07-     Oct. 08-     Oct. 09-
                               Sep. 08       Sep.09       Sep.10
                             (12 Months)  (12 Months)  (12 Months)   Terminal
                                 Plan         Plan         Plan        Value
                                 EURm         EURm         EURm        EURm
                             -----------  -----------  ------------  --------
NET SALES                         0,0          0,0         0,0         0,0
EBITDA EXCLUDING SPECIAL
   CHARGES, EXPENSES FOR
   STOCK APPRECIATION
   RIGHTS AND RESTRUCTURING     -27,0        -26,8         -26,9       -27,0
Adjustments                       0,0          0,0           0,0         0,0
                                -----        -----         -----       -----
OPERATING / ADJUSTED EBITDA     -27,0        -26,8         -26,9       -27,0

NET SALES

Net sales mainly relate to activities which were no longer part of the Celanese AG Group as of September 30, 2005 and consolidation entries. Because the Other Activities segment primarily includes Group administration, which also comprises financial and certain administrative services, the budget for this segment does not include net sales.

OPERATING EBITDA

The EUR 15.2m increase in adjusted EBITDA from calendar year 2003 to fiscal year 2004/2005 is chiefly due to the reduction in expenses related to the performance of Group functions because certain Group functions were discontinued. Further effects from the cost-saving measures are anticipated by the Company until fiscal year 2006/2007. After significant cost savings, the potential for further savings above those will be exhausted. The goal should be to maintain the target cost level. For the period from 2010/2011 onwards, it is anticipated that EBITDA will be maintained at the level of 2009/2010.

                        Translation of the German Report

6.   AMORTIZATION AND DEPRECIATION

The following overview shows amortization and depreciation of the Celanese AG Group on intangible and tangible assets:

                               Jan. 03-Dec. 03  Jan. 04-Dec. 04  Oct. 04-Sep. 05  Oct. 05-Sep. 06  Oct. 06-Sep. 07
                                 (12 Months)      (12 Months)      (12 Months)      (12 Months)      (12 Months)
                                  unaudited        unaudited        unaudited          Budget           Plan
                                     EURm             EURm             EURm             EURm            EURm
                               ---------------  ---------------  ---------------  ---------------  ---------------
Amortization                         -9.6              -6.1            -5.7            -28.4            -26.0
Depreciation                        -87.6             -95.0           -63.7            -59.5            -55.4
                                    -----            ------           -----            -----            -----
AMORTIZATION AND DEPRECIATION       -97.2            -101.1           -69.4            -87.9            -81.4
                                    =====            ======           =====            =====            =====

                               Oct. 07-Sep. 08  Oct. 08-Sep.09  Oct. 09-Sep.10
                                 (12 Months)      (12 Months)     (12 Months)   Terminal
                                     Plan            Plan            Plan         Value
                                     EURm            EURm            EURm         EURm
                               ---------------  --------------  --------------  --------
Amortization                        -26.0            -26.0           -26.0          0.0
Depreciation                        -56.4            -56.4           -56.4        -56.7
                                    -----            -----           -----        -----
AMORTIZATION AND DEPRECIATION       -82.4            -82.4           -82.4        -56.7
                                    =====            =====           =====        =====

As CEH, and therefore also indirectly Celanese Corporation, has held more than 95% of the shares in Celanese AG since August 24, 2005, there is an obligation to change the accounting basis (cf. Section D.II). As part of the agreement with two shareholders in August 2005, all other minority shareholders of Celanese AG will also be subject to a temporary offer to sell their Celanese shares at EUR
51.00 per share. This offer was accepted by some of the minority shareholders in the fall of 2005, resulting in Celanese Corporation indirectly holding appr. 98% of the shares in Celanese AG. The amortization and depreciation during the detailed planning period was calculated on the basis of the revalued assets, even though appr. 98% of the assets were recognized at their fair value and appr. 2% at their historical cost. The revaluation resulted in an increase in the amortization/depreciation basis, which initially led to an increase in amortization and depreciation. This adjustment is in line with the valuation principle of preservation of assets in connection with profit determination (cf. WP-Handbuch, vol. II, Section 101 et seq.). If this valuation principle is not considered, the distribution of the consolidated result leads to the outflow of fictitious profit in light of the increased (re)purchase prices which must not be distributed under aspects of asset preservation.

With effect as of January 1, 2005, the expected useful life of certain technical equipment and machines was extended from ten to twenty years and the useful life of the related building units was increased from ten to thirty years. This led to a reduction in the depreciation on tangible assets beginning in fiscal year 2004/2005, with the full effect being felt in fiscal year 2005/2006 and onwards. As this effect exceeds the increase in the depreciation basis, depreciation are expected to decrease in fiscal year 2005/2006 and remain at this level in subsequent years.

The increase in amortization on intangible assets beginning in 2005/2006 is the result of the capitalization of assets subject to write-downs in connection with the change in the accounting basis.

                        Translation of the German Report

Due to the revaluation of the individual assets and the adjustment of their useful lives to bring them in line with current information as of January 1, 2005, the depreciation on tangible assets on a straight-line basis for the last planning year constitutes a suitable basis for sustainable investments. As only very few replacement investments were made for intangible assets, no replacement investments were made for perpetual annuities for the benefit of the minority shareholders and therefore no write-downs can be deducted for intangible assets.

7.   INVESTMENT RESULT

The following table shows the investment result of the Celanese AG Group:

                                      Jan. 03-Dec. 03  Jan. 04-Dec. 04  Oct. 04-Sep. 05  Oct. 05-Sep. 06  Oct. 06-Sep. 07
                                        (12 Months)      (12 Months)      (12 Months)      (12 Months)      (12 Months)
                                         unaudited        unaudited        unaudited         Budget             Plan
                                           EURm              EURm             EURm            EURm              EURm
                                      ---------------  ---------------  ---------------  ---------------  ---------------
Equity in net earnings of affiliates        12.4             8.6              19.8             30.6             27.9
                                            ====             ===              ====             ====             ====

                                      Oct. 07-Sep. 08  Oct. 08-Sep.09  Oct. 09-Sep.10
                                        (12 Months)      (12 Months)    (12 Months)    Terminal
                                           Plan             Plan            Plan         Value
                                           EURm             EURm            EURm         EURm
                                      ---------------  --------------  --------------  --------
Equity in net earnings of affiliates        29.3            23.7            25.3         25.4
                                            ====            ====            ====         ====

The most significant income from investments is the result of the operating investment in Korea Engineering Plastics Co., Ltd., European Oxo GmbH, and Sherbrooke Capital Health and Wellness, L.P. Additional income from investments relates to InfraServ GmbH & Co. Gendorf KG, InfraServ GmbH & Co. Hochst KG, and InfraServ GmbH & Co. Knapsack KG. The InfraServ companies are operating companies for various chemical parks providing the necessary infrastructure for the operation of the Celanese AG Group's production locations.

The increase in the planned investment results is based on the assumption that the loss-making investment companies will generate a positive result in the planning period. The anticipated development of results for European Oxo GmbH is having the opposite effect as, according to our information, at present but not sustainable Euroepan Oxo GmbH can purchase energy at very low prices under a favorable supply agreement.

                        Translation of the German Report

V.   CAPITALIZATION RATE

1.   PRELIMINARY STATEMENT

The net distributions have to be discounted to the valuation date using an appropriate capitalization rate. Economically speaking, the calculation of the capitalized earnings value is a comparison of the net cash flows to the owners from the business enterprise with an alternative investment. The basis for comparison is the cash flow generated from the best alternative use of capital compared with an investment in the enterprise being valued. In economic terms, the capitalization rate reflects an investor's alternative, comparing the return on his investment in a specific enterprise with the return of a corresponding alternative investment in equities. The capitalization rate represents the return on an appropriate alternative investment that is equivalent in terms of all key criteria (cf. IDW S 1, Section 7.2.4.1).

In particular, capital market returns on equity investments (in the form of a share portfolio) can be used as a basis for determining alternative returns. In accordance with IDW S 1 Section 7.2.4.1, these equity returns must be split into a base interest rate and a risk premium demanded by shareholders for the assumption of entrepreneurial risk. Capital market models such as the TAX CAPM (cf. IDW S1, Section 7.2.4.1) can be used to allocate returns. The TAX CAPM enables the effect of personal income tax on the calculation of the base interest rate and the risk premium to be shown explicitly. This, in turn, enables income taxes to be taken into consideration in a consistent manner when determining the amount of net distributions and the capitalization rate.

2.   BASE INTEREST RATE

The purpose of the base interest rate is to determine a risk-free alternative - with an equivalent maturity - to investment in the company being valued. In Germany, public bonds come closest to a risk-free investment.

If a company is valued on the assumption that is has an indefinite duration, the yield of a public-sector bond with an indefinite term effective on the valuation date should be used as the base interest rate with an equivalent term. In the absence of such "perpetual" bonds, it seems sensible to take the yield of long-term government bonds as a basis. The development

                        Translation of the German Report

of interest rates in the past and the current yield curve can be used as a basis for the required reinvestment (cf. IDW S 1 Section 7.2.4.1).

The IDW's Working Group on Business Valuation (AKU) addressed the question as to how the yield curve can be used to derive base interest rates (cf. IDW-Fachnachrichten No. 8/2005). According to the AKU, the yield curve for government bonds is to be used for the objective determination of the business value in this case. From this yield curve on the bond market, the relationship between interest rates and maturities can be determined, as it would apply for zero-coupons with no credit risk. The equivalent-maturity zero-coupon bond interest rates derived from the yield curve ensure that equivalent maturity is maintained. The IDW recommends basing the term structure on data published by the German Bundesbank.

To cover short-term market fluctuations and potential errors in estimates, particularly for the long-term returns relevant to the business valuation, it may be appropriate to use an average amount instead of only using the zero-coupon bond interest rate as of the valuation date. To ensure practical and transparent coverage, the average interest rates on the estimated returns for the past three full months can be calculated. The current business valuation was therefore based on the average interest rates for the months of December 2005 to February 2006.

The method recommended by the IDW and the data published by the German Bundesbank resulted in a base interest rate (before the deduction of personal income tax) of 4.0% at the date of valuation. Allowing for a typical income tax charge of 35% from the perspective of a German shareholder, this translated into an after-tax rate of 2.6%.

3.   MARKET RISK PREMIUM

Market participants use risk premiums on the interest rate for a risk-free investment to compensate for the uncertainties surrounding the risks and rewards of a business commitment and the development of future cash flows. In this regard, the subjective risk propensity of an individual shareholder should not be used, but rather the general behavior of the market.

Risk premiums can be derived from empirically determined returns on shares on the capital market using capital market pricing models. Equity returns and risk premiums are affected by income taxes. In its standard form, the Capital Asset Pricing Model (CAPM) represents a capital market model in which costs of capital are explained without taking account of the effects of personal income taxes. The so-called TAX CAPM model expands the CAPM by the

                        Translation of the German Report

effects of personal income tax and allows for a better reflection of the various ways interest income, dividends, and share price gains are taxed in Germany. According to this capital market model, the returns on investments in the market portfolio, which contains all the stocks available to investors, can be calculated from the sum of the basic interest rate and the market risk premium, depending in each case on the consideration of personal income tax. Market risk premiums are calculated on the basis of the difference in returns. Capital market studies have shown that investments in shares generated higher returns in the past than investments in low-risk debt securities and that the risk premiums after taxes for a market portfolio were between 5% and 6% in the long term, dependent also on the review period. This range corresponds to current recommendations by the IDW (cf. AKU "Working Group on Business Valuation", IDW-Fachnachrichten, No. 1-2/2005). An after-tax market risk premium of 5.5% was used for the valuation.

This average risk premium should be modified according to the special risk structure of the individual enterprise being valued. This company and industry-specific risk is contained in the beta factor in accordance with the CAPM and the TAX CAPM.

4.   BETA FACTOR

According to the tax CAPM, the company-specific risk premium is the product of the excess yield of the stock market when compared to fixed income securities after personal income taxes ("after-tax market risk premium") and the so-called beta factor have been taken into consideration. The beta factor reflects the relative risk of a specific share in relation to all other investment possibilities which entail risk (market portfolio). A beta factor of more than
1.0 means an above-average risk compared to the entire market, a beta factor of less than 1.0 means a lower average risk in comparison to the entire market.

As a rule, beta factors are obtained as far as possible with the aid of historical market prices and regression analysis. If the enterprise being valued is itself listed on the stock market, its own beta factor can be applied in certain circumstances. As the future beta factor is significant for valuation purposes rather than the historical value, the extent to which the future expected risk can be compared with risk seen in the past must be reviewed.

Alternatively, the average beta factor of a peer group can also be used. Here, care must be taken to ensure that the companies included in the peer group have a systematic risk comparable to that of the company being valued.

                        Translation of the German Report

We derived the entity-specific risk premium for Celanese AG from the average beta factor of comparable companies. We have chosen the following companies for the peer group: Air Products and Chemicals, Inc.; Asahi Kasei Corporation; BASF AG; BP plc; Eastman Chemical Company; E.I. du Pont de Nemours & Co; Lyondell Chemical Company; Rhodia SA; Rohm & Haas Company; Showa Denko K.K.; and The Dow Chemical Company.

For this case, the beta factors of the peer group companies were calculated on the basis of an historical analysis. For each company, a raw beta factor was used which was determined from capital market data by the financial information company Bloomberg L.P., New York (USA). A reference period of two years was used. As the capital market returns on equity investments (in the form of an equity portfolio) are used as the basis for determining alternative returns, the broadest index possible should be used. In light of the international character of the peer group companies, the MSCI index was used as the reference index.

We first applied the betas of the individual members of the peer group as unlevered betas. The unlevered beta takes account of operating but not financing risk. For this reason, unlevered betas are often significantly lower than levered betas. For the peer group, the unlevered beta adjusted for the financing risk is 0.9. In a second step, we adjusted the unlevered beta of the peer group to the capital structure of the Celanese AG Group for the period.

We did not include the beta for Celanese AG in this analysis because, due to the voluntary tender offer by CEH, the cash settlement in accordance with Sec. 305 AktG, the acquisition of shares from two shareholders on August 24, 2005, and the submission of the temporary offer of EUR 51.00 for the shares for Celanese AG to all other minority shareholders of Celanese AG, there has been exceptional performance in the last few months such that no representative market can be assumed and the resulting beta factor of Celanese AG is no longer representative. This can also be proven statistically using the relative performance of the shares in Celanese AG in the MSCI reference index. Therefore, the declared returns (correlation coefficient) of a beta factor calculated in a similar manner based on the performance of the share price of Celanese AG is near zero.

                        Translation of the German Report

5.   GROWTH RATE

As in the current case, business plans are usually based on nominal amounts and inflationary increases are reflected directly in the budgeted income and expense items. Profit growth resulting in this regard is mainly dependent on the extent to which the company is in a position to compensate for inflationary price increases by transferring price increases to its customers and/or using measures to increase efficiency. While profit growth in the planning period is reflected directly in discounted amounts, sustainable profit growth is taken into account in the perpetual annuity by adjustments to the capitalization rate.

In the case of the enterprise to be valued, the use of a growth rate for the capitalization of the budgeted results for 2005/2006 to 2009/2010 could therefore be eliminated since the income and expenses were budgeted in nominal amounts.

For phase II (after fiscal year 2010/2011) it was assumed that the Celanese AG Group's earnings will grow by a nominal 0,5% p.a. as some cost increases will partly be able to be passed on. A higher discount does not appear justifiable as Celanese AG operates in markets in which competitive pressure can be high and in which price increases can only be achieved to a limited extent.

6.   DETERMINATION OF THE CAPITALIZATION RATE

On the basis of the above considerations, the capitalization rates were determined as follows:

                                                       Oct.        Oct.         Oct.         Oct.          Oct.     Terminal
                                                   05-Sep. 06   06-Sep. 07   07-Sep. 08   08-Sep. 09   09-Sep. 10     Value
                                                   ----------   ----------   ----------   ----------   ----------   --------
Base interest rate                                    4.00%        4.00%        4.00%        4.00%        4.00%       4.00%
Standardized income tax (shareholder; 35 %)          -1.40%       -1.40%       -1.40%       -1.40%       -1.40%      -1.40%
                                                     -----        -----        -----        -----        -----       -----
Base interest rate after standardized income tax      2.60%        2.60%        2.60%        2.60%        2.60%       2.60%

Levered Beta                                           0.7          0.7          0.7          0.7          0.7         1.1
                                                     -----        -----        -----        -----        -----       -----
Market risk premium (after taxes)                     5.50%        5.50%        5.50%        5.50%        5.50%       5.50%
                                                     -----        -----        -----        -----        -----       -----
Corporate specific risk premium                       3.76%        3.93%        3.93%        3.88%        3.86%       5.79%

Cost of equity (after tax before growth rate
   deduction)                                         6.36%        6.53%        6.53%        6.48%        6.46%       8.39%
Growth rate                                           0.00%        0.00%        0.00%        0.00%        0.00%      -0.50%
                                                     -----        -----        -----        -----        -----       -----
Cost of equity (after tax after growth rate
   deduction)                                         6.36%        6.53%        6.53%        6.48%        6.46%       7.89%

                        Translation of the German Report

VI.  DETERMINATION OF THE CAPITALIZED EARNINGS VALUE

The calculation of the value of the operating assets of the Celanese AG Group is based on the sustained net earnings distributable to shareholders. These were calculated on the basis of the forecasts for the Celanese AG Group.

Based on the degree of detail of the planning, the earnings forecast was divided into two phased in accordance with IDW S 1:

     - Phase I includes 2005/2006 to 2009/2010 with individual net earnings projections;

     - Phase II represents the future beginning with fiscal year 2010/2011 as perpetual annuity.

     The capitalized distributable earnings and thus the capitalized earnings value and the business enterprise value of Celanese AG are calculated as follows:

                                                      BUDGET       PLAN        PLAN        PLAN       PLAN
                                                    2005/2006   2006/2007   2007/2008   2008/2009   2009/2010   TERMINAL VALUE
                                                      EURM         EURM        EURM        EURM        EURM          EURM
                                                    ---------   ---------   ---------   ---------   ---------   --------------
EBITDA                                                350.5       336.5       272.0       245.8        228.2        261.0
DEPRECIATION                                          (59.5)      (55.4)      (56.4)      (56.4)       (56.4)       (56.7)
                                                      -----       -----       -----       -----      -------       ------
EBITA                                                 291.0       281.1       215.6       189.4        171.8        204.3
AMORTIZATION                                          (28.4)      (26.0)      (26.0)      (26.0)       (26.0)          --
EBIT                                                  262.6       255.1       189.6       163.4        145.8        204.3
Equity and dividend income                             30.6        27.9        29.3        23.7         25.3         25.4
Interest Income                                        61.6        57.1        56.7        58.1         58.4         (9.4)
                                                      -----       -----       -----       -----      -------       ------
Financial Result                                       92.2        85.0        86.0        81.8         83.7         16.0
EBT                                                   354.8       340.1       275.6       245.2        229.5        220.3
Tax                                                   (71.4)      (72.7)      (77.6)      (76.6)       (78.0)       (68.5)
                                                      -----       -----       -----       -----      -------       ------
NET INCOME BEFORE MINORITY                            283.5       267.4       198.0       168.6        151.5        151.8
MINORITY                                              (33.8)      (41.6)      (17.6)      (13.5)        (9.5)        (9.6)
                                                      -----       -----       -----       -----      -------       ------
NET INCOME                                            249.6       225.8       180.4       155.1        142.0        142.2
Amortization                                           28.4        26.0        26.0        26.0         26.0           --
                                                      -----       -----       -----       -----      -------       ------
DISTRIBUTABLE NET INCOME                              278.0       251.8       206.4       181.1        168.0        142.2
   Distribution rate (perpetuity)                                                                                   24.04%
   Distribution / dividend payout                     278.0       251.8       206.4       181.1        168.0         34.2
   Capital decrease taxable                                                                            208.6
   Capital decrease taxfree                              --          --          --          --      1,179.4           --
   Capital decrease / redemption of shares               --          --          --          --           --        108.0
   Total payment to shareholder before income tax     278.0       251.8       206.4       181.1      1,556.0        142.2
   Standardized income tax rate (shareholder)         (48.7)      (44.1)      (36.1)      (31.7)       (65.9)        (6.0)
                                                      -----       -----       -----       -----      -------       ------
TOTAL PAYMENT TO SHAREHOLDER                          229.4       207.8       170.3       149.4      1,490.1       (136.2)

                        Translation of the German Report

Amortization on intangible assets is mainly the result of the change in the valuation basis on August 25, 2005 (cf. Section D.III). As only very few replacement investments were made for intangible assets, the fair value of the write-downs of these intangible assets may be distributed. The fair value of the write-downs will be assumes for the benefit of the minority shareholders. For this reason, we have added the write downs on the intangible asset to the consolidated results for the purposes of determining the distributable net earnings.

The financial result was recalculated for valuation purposes. Based on cash and cash equivalents as of September 30, 2005 and the period-specific cash inflows and outflows, cash and cash equivalents were calculated at the end of the respective period.

Interest-bearing cash and cash equivalents as of September 30, 2005 were assumed for the revaluation of the interest result. This comprises interest-bearing receivables to affiliated companies, interest-bearing liabilities, and bank balances as of September 30, 2005. Period-specific cash and cash equivalents were rolled forward in the planning period and planned investments, depreciation on property and equipment, changes to the net current assets, and cash flows based on the sale of shares in fiscal year 2005/2006 were taken into account.

Temporary differences between the date of the income statement for tax purposes and balance sheet purposes in accordance with US GAAP are recognized under deferred taxes. After netting against net tax assets, Celanese AG recognized deferred tax liabilities of appr. EUR 143m in the consolidated financial statements as of September 30, 2005. The resulting difference between the high tax payments compared with the tax expenses was also basically recognized in the financing statement.

Due to Celanese AG's high level of equity, coupled with a high level of interest-bearing receivables from affiliated companies, the payment of reserves totaling appr. EUR 1,388m was made for valuation purposes. For valuation purposes, it was assumed that the revenue reserve of appr. EUR 209m was distributed in the form of a special dividend. Appr. EUR 1,179m should be paid out of the capital reserve without a typical income tax burden for the shareholders as part of a share repurchase program. As the cash and cash equivalents from intragroup receivables will not be available until fiscal year 2009/2010, the special dividends and the payment for this fiscal year is assumed. According to Sec. 71 (2) AktG, only 10% of own shares can be acquired, however as part of the phased repurchase program, it would be possible to invest surplus cash and cash equivalents without affecting the net present value. An investment without an effect on the net present value and a delayed payment results in the same value as a share repurchase in one step. For simplification purposes, the payment of the total amount was considered for the valuation.

                        Translation of the German Report

Taking into account the distribution of the fair value of the write-downs on the intangible assets under the assumption of the consolidated equity recognized as of September 30, 2005, the amount of the payment of the reserves was determined such that the equity ratio of the Celanese AG Group corresponded to appr. 38% based on the adjusted balance sheet total. This equity ratio corresponds to the indirect equity ratio of the peer group (source: financial information provider Bloomberg L.P.).

Due to the assumed special dividend and the share repurchase in connection with the surplus or shortfall of cash and cash equivalents arising from the financing statement, Celanese AG disclosed net financing for all periods after 2009/2010 bearing debit interest of appr. 4,9% (investment interest rate: 4,7%). The interest rate of appr. 4.9% comprises the basic interest rate of 4.0% plus a risk-adjusted premium of some 90 basis points (basis: rating derived from peer group).

According to our information, pension accruals are currently in a state of inertia and will remain so in the future, i.e. pension expenses and pension payments are largely equal. Therefore, special consideration of these was not necessary in the financing statement.

For valuation purposes, taxes were also recalculated. Taxes were recalculated for the major group companies, taking into account any fiscal unities (cf. in this regard Section B.III) at the company level. At the Celanese AG level, trade tax of 17.47% and corporate income tax of 26,38% (including solidarity surcharge) were deducted. For dividend income from foreign investments, non-deductible operating expenses of 5.0% of the dividend transfer were recognized in the calculation of the corporate taxes (Sec. 8b (5) KStG).

The expected net dividend distribution of the detailed planning period from 2005/2006 to 2009/2010 was calculated in line with the Celanese AG's future distribution policy. According to this policy, profits are distributed in full based on Celanese AG's individual business plan plus write-downs on intangible assets. The shareholders' personal taxes based on the typical personal tax rate of 35.0% recommended by the IDW should be deducted at 17.5% (so called half-income system) from the distributions to shareholders.

In the second phase ("perpetual annuity") it was generally assumed that the distribution pattern of Celanese AG will be equivalent to that of the distribution pattern of the alternative investment. The perpetual annuity with a typical distribution rate of appr. 24% was calculated for Celanese AG on the basis of capital market data.

                        Translation of the German Report

VII. SPECIAL VALUES

Matters which cannot be considered fully or at all when determining the capitalized earnings value should be valued separately and added to the capitalized earnings value as a special value.

Celanese AG has non-operating assets in the form of photograph collections in the Corporate Center in Kronberg. Non-operating and separately valued assets resulted in a special value of appr. EUR 0.7m.

                        Translation of the German Report

VIII. DETERMINATION OF BUSINESS VALUE AND VALUE PER SHARE

The business value of Celanese AG as of May 31, 2006 amounts to appr. EUR 3,133.7m, and calculated as follows:

                                                 BUDGET        PLAN        PLAN        PLAN        PLAN
                                                2005/2006   2006/2007   2007/2008   2008/2009   2009/2010   TERMINAL VALUE
                                                  EURM         EURM        EURM        EURM        EURM          EURM
                                                ---------   ---------   ---------   ---------   ---------   --------------
TOTAL PAYMENT TO SHAREHOLDER                        229.4      207.8       170.3       149.4     1,490.1         136.2
                                                     6.36%      6.53%       6.53%       6.48%       6.46%         7.89%
periods to be discounted                             0.33       1.00        1.00        1.00        1.00          1.00
                                               ----------    -------     -------     -------     -------       -------
Net present value as per beginning of
   preceeding period                              2,968.8    2,954.9     2,977.6     3,021.0     1,726.0
Total payment to shareholder                        229.4      207.8       170.3       149.4     1,490.1         136.2
                                               ----------    -------     -------     -------     -------       -------
Net present value as of end of period             3,198.2    3,162.7     3,147.9     3,170.4     3,216.1
Discount factor                                    0.9796     0.9387      0.9387      0.9392      0.9394       12.6686
                                               ----------    -------     -------     -------     -------       -------
Net present value as of beginning of period       3,133.0    2,968.8     2,954.9     2,977.6     3,021.0       1,726.0
DISCOUNTED EARNINGS VALUE AS OF MAY 31, 2006      3,133.0
Special values
Non-operating assets                                  0.7
                                               ----------
EQUITY VALUE AS OF MAY 31, 2006                   3,133.7
   Number of shares outstanding                50,365,018
VALUE PER SHARE IN EURO                             62.22

Taking into account no-par shares of 50,365,018 (excluding Celanese AG's treasury shares), the calculated value is EUR 62.22 per share.

E.   DETERMINATION OF THE APPROPRIATE CASH SETTLEMENT

I.   STOCK MARKET PRICE

In accordance with the decision of the Federal Constitutional Court of April 27, 1999, the stock market price of the company's shares must be compared with the value per share determined in accordance with the capitalization of earnings method (cf. the comments above Section C.V.).

The following chart shows the performance of the share price and the respective trading volume of Celanese AG for the period from August 4, 2005 up to and including March 8, 2006:

                        Translation of the German Report

            (UNWEIGHTED) AVERAGE DAILY SHARE-PRICE AND TRADE VOLUME

   Datum     Tag der Woche   Wochentag   Tagesumsatz   Umsatz (Stucke)   Gew. Durchschnittskurs   Einfacher Durchschnittskurs
   -----     -------------   ---------   -----------   ---------------   ----------------------   ---------------------------
  8/4/2005         4         Thursday          48              900                52.99                       52.93
  8/5/2005         5         Friday            82            1,547                53.18                       52.97
  8/8/2005         1         Monday            19              361                53.31                       53.24
  8/9/2005         2         Tuesday          263            4,933                53.31                       53.34
 8/10/2005         3         Wednesday         69            1,280                54.06                       54.01
 8/11/2005         4         Thursday         103            1,903                54.08                       53.99
 8/12/2005         5         Friday            23              431                54.32                       54.15
 8/15/2005         1         Monday            78            1,438                54.11                       54.07
 8/16/2005         2         Tuesday           66            1,218                53.92                       53.69
 8/17/2005         3         Wednesday         14              260                54.10                       53.99
 8/18/2005         4         Thursday          87            1,611                54.27                       54.10
 8/19/2005         5         Friday           457            8,440                54.19                       54.44
 8/22/2005         1         Monday         1,217           22,868                53.21                       53.19
 8/23/2005         2         Tuesday          366            6,887                53.15                       53.13
 8/24/2005         3         Wednesday         16              299                52.83                       52.74
 8/25/2005         4         Thursday          37              704                52.88                       52.81
 8/26/2005         5         Friday           106            2,027                52.54                       52.58
 8/29/2005         1         Monday           106            2,019                52.54                       52.58
 8/30/2005         2         Tuesday          344            6,603                52.17                       52.17
 8/31/2005         3         Wednesday         92            1,765                52.18                       52.14
  9/1/2005         4         Thursday         140            2,696                51.93                       51.87
  9/2/2005         5         Friday           226            4,355                51.88                       51.85
  9/5/2005         1         Monday           181            3,507                51.74                       51.71
  9/6/2005         2         Tuesday          175            3,380                51.64                       51.66
  9/7/2005         3         Wednesday        207            4,005                51.59                       51.56
  9/8/2005         4         Thursday         249            4,834                51.49                       51.47
  9/9/2005         5         Friday           369            7,170                51.48                       51.36
 9/12/2005         1         Monday           930           18,130                51.30                       51.29
 9/13/2005         2         Tuesday          193            3,764                51.40                       51.37
 9/14/2005         3         Wednesday        269            5,222                51.47                       51.43
 9/15/2005         4         Thursday         175            3,402                51.51                       51.48
 9/16/2005         5         Friday           215            4,167                51.67                       51.66
 9/19/2005         1         Monday           113            2,187                51.59                       51.56
 9/20/2005         2         Tuesday        1,001           19,532                51.25                       51.36
 9/21/2005         3         Wednesday        239            4,648                51.31                       51.30
 9/22/2005         4         Thursday         502            9,793                51.27                       51.23
 9/23/2005         5         Friday         2,797           54,532                51.28                       51.27
 9/26/2005         1         Monday         1,180           22,982                51.32                       51.30
 9/27/2005         2         Tuesday          212            4,121                51.50                       51.50
 9/28/2005         3         Wednesday        160            3,088                51.65                       51.63
 9/29/2005         4         Thursday         105            2,039                51.49                       51.57
 9/30/2005         5         Friday           320            6,214                51.56                       51.67
 10/3/2005         1         Monday            16              308                51.45                       51.50
 10/4/2005         2         Tuesday            7              130                52.01                       51.98
 10/5/2005         3         Wednesday        133            2,546                52.10                       52.05
 10/6/2005         4         Thursday         116            2,236                52.00                       52.01
 10/7/2005         5         Friday           145            2,757                52.48                       52.36
10/10/2005         1         Monday           206            3,893                52.90                       52.71
10/11/2005         2         Tuesday           75            1,434                52.65                       52.72
10/12/2005         3         Wednesday         57            1,070                52.83                       52.61
10/13/2005         4         Thursday          23              433                52.70                       52.72
10/14/2005         5         Friday            35              670                52.59                       52.56
10/17/2005         1         Monday            86            1,643                52.61                       52.51
10/18/2005         2         Tuesday           51              979                52.58                       52.49
10/19/2005         3         Wednesday         48              919                52.53                       52.49
10/20/2005         4         Thursday          24              462                52.65                       52.62
10/21/2005         5         Friday           114            2,166                52.54                       52.55
10/24/2005         1         Monday            15              295                52.49                       52.53
10/25/2005         2         Tuesday           47              902                52.63                       52.65
10/26/2005         3         Wednesday        110            2,083                52.88                       52.76
10/27/2005         4         Thursday         123            2,333                52.76                       52.71
10/28/2005         5         Friday             9              167                52.63                       52.60
10/31/2005         1         Monday            54            1,019                52.55                       52.53
 11/1/2005         2         Tuesday           19              363                52.64                       52.75
 11/2/2005         3         Wednesday        235            4,504                52.25                       52.20
 11/3/2005         4         Thursday         217            4,202                51.72                       51.68
 11/4/2005         5         Friday           469            8,946                52.41                       52.48
 11/7/2005         1         Monday           344            6,603                52.12                       52.11
 11/8/2005         2         Tuesday           78            1,502                52.19                       52.16
 11/9/2005         3         Wednesday         87            1,657                52.46                       52.31
11/10/2005         4         Thursday          80            1,529                52.64                       52.88
11/11/2005         5         Friday            16              310                53.12                       53.11
11/14/2005         1         Monday           108            2,012                53.48                       53.31
11/15/2005         2         Tuesday           54            1,015                53.06                       53.12
11/16/2005         3         Wednesday         12              220                53.04                       53.07
11/17/2005         4         Thursday          58            1,096                53.18                       53.06
11/18/2005         5         Friday            15              279                53.07                       53.06
11/21/2005         1         Monday           107            2,026                53.01                       53.01
11/22/2005         2         Tuesday           85            1,602                53.18                       53.06
11/23/2005         3         Wednesday         16              311                53.02                       53.05
11/24/2005         4         Thursday          60            1,125                53.38                       53.23
11/25/2005         5         Friday           407            7,530                54.00                       53.98
11/28/2005         1         Monday            10              190                53.68                       53.59
11/29/2005         2         Tuesday          198            3,647                54.17                       53.91
11/30/2005         3         Wednesday         10              193                53.73                       53.91
 12/1/2005         4         Thursday          48              896                53.89                       53.88
 12/2/2005         5         Friday             3               47                53.83                       53.80
 12/5/2005         1         Monday            16              288                54.07                       53.87
 12/6/2005         2         Tuesday           12              218                53.81                       53.89
 12/7/2005         3         Wednesday         54              997                53.74                       53.71
 12/8/2005         4         Thursday          62            1,156                54.02                       53.87
 12/9/2005         5         Friday           483            8,896                54.26                       54.05
12/12/2005         1         Monday           207            3,814                54.24                       54.02
12/13/2005         2         Tuesday           82            1,512                53.91                       53.82
12/14/2005         3         Wednesday         62            1,153                53.94                       53.94
12/15/2005         4         Thursday           6              106                54.09                       54.07
12/16/2005         5         Friday            11              211                53.86                       53.86
12/19/2005         1         Monday             7              127                53.89                       53.87
12/20/2005         2         Tuesday          631           11,607                54.32                       54.11
12/21/2005         3         Wednesday        671           12,329                54.42                       54.22
12/22/2005         4         Thursday          74            1,366                54.04                       54.11
12/23/2005         5         Friday           295            5,421                54.42                       54.45
12/27/2005         2         Tuesday          116            2,142                54.18                       54.19
12/28/2005         3         Wednesday        119            2,185                54.41                       54.35
12/29/2005         4         Thursday          48              876                54.33                       54.15
12/30/2005         5         Friday             3               65                53.44                       53.60
  1/2/2006         1         Monday            10              190                54.27                       54.25
  1/3/2006         2         Tuesday           42              783                54.11                       54.13
  1/4/2006         3         Wednesday         18              323                54.22                       54.22
  1/5/2006         4         Thursday          12              213                54.12                       54.18
  1/6/2006         5         Friday             9              165                54.34                       54.39
  1/9/2006         1         Monday            16              294                54.21                       54.21
 1/10/2006         2         Tuesday           61            1,132                54.30                       54.43
 1/11/2006         3         Wednesday          9              159                54.51                       54.49
 1/12/2006         4         Thursday           5               85                54.25                       54.35
 1/13/2006         5         Friday           174            3,219                54.20                       54.15
 1/16/2006         1         Monday            16              301                54.14                       54.02
 1/17/2006         2         Tuesday           40              735                54.83                       54.82
 1/18/2006         3         Wednesday         16              286                54.70                       54.73
 1/19/2006         4         Thursday          12              222                54.88                       54.85
 1/20/2006         5         Friday            94            1,730                54.58                       54.61
 1/23/2006         1         Monday             4               82                54.32                       54.34
 1/24/2006         2         Tuesday           27              501                54.45                       54.35
 1/25/2006         3         Wednesday         17              315                54.61                       54.51
 1/26/2006         4         Thursday         130            2,388                54.40                       54.41
 1/27/2006         5         Friday            82            1,513                54.35                       54.35
 1/30/2006         1         Monday           145            2,638                54.91                       54.67
 1/31/2006         2         Tuesday          130            2,384                54.37                       54.37
  2/1/2006         3         Wednesday         41              751                53.95                       54.13
  2/2/2006         4         Thursday          67            1,228                54.39                       54.34
  2/3/2006         5         Friday            92            1,688                54.26                       54.16
  2/6/2006         1         Monday            15              274                54.33                       54.14
  2/7/2006         2         Tuesday            5               95                53.90                       54.01
  2/8/2006         3         Wednesday         12              227                54.27                       54.13
  2/9/2006         4         Thursday          29              535                54.30                       54.36
 2/10/2006         5         Friday            41              754                54.17                       54.22
 2/13/2006         1         Monday            15              278                54.24                       54.28
 2/14/2006         2         Tuesday            4               70                54.12                       54.14
 2/15/2006         3         Wednesday         14              266                54.23                       54.25
 2/16/2006         4         Thursday          16              299                54.20                       54.23
 2/17/2006         5         Friday            26              474                54.19                       54.19
 2/20/2006         1         Monday             9              158                54.46                       54.29
 2/21/2006         2         Tuesday           56            1,019                54.51                       54.43
 2/22/2006         3         Wednesday         32              596                54.37                       54.47
 2/23/2006         4         Thursday         163            2,973                54.81                       54.66
 2/24/2006         5         Friday            96            1,755                54.80                       54.42
 2/27/2006         1         Monday            23              428                54.36                       54.34
 2/28/2006         2         Tuesday           16              291                54.03                       54.11
  3/1/2006         3         Wednesday        253            4,673                54.10                       54.01
  3/2/2006         4         Thursday          18              333                54.48                       54.47
  3/3/2006         5         Friday            37              670                54.71                       54.38
  3/6/2006         1         Monday            73            1,262                57.45                       56.15
  3/7/2006         2         Tuesday          237            4,089                57.98                       58.09
  3/8/2006         3         Wednesday        190            3,228                58.71                       58.66

Quelle: Deutsche Borse

To date, there is no uniform court practice with regard to the calculation of the average stock market price. According to the ruling by the Dusseldorf Higher Regional Court on January 31, 2003 (cf. DB 2003, p. 1941 et seq.), the stock market price should be calculated as the unweighted average). Contrary to this, a ruling by the Frankfurt Higher Regional Court dated January 9, 2003 (cf. AG 2003, p. 581 et seq.) specifies a weighted average stock market price.

The average stock market prices, derived from the unweighted average stock market price, for various reference periods, basically which each end one day before the following measures are implemented are presented below. The weighted average stock market prices for the respective reference periods are also presented. The listed prices for the three-month period are based on analyses from Deutsche Borse and the Bundesanstalt fur Finanzdienstleistungsaufsicht (hereinafter referred to as "BaFin"). Events of particular importance for the stock market price of the Celanese AG stock are:

     - November 3, 2005: The day before Celanese AG published the demand by CEH to pass a resolution at the shareholders' meeting of Celanese AG to squeeze out minority shareholders in return for an appropriate cash settlement,

     - March 8, 2006: Last available trading date before March 10, 2006, the date we completed our valuation work.

                        Translation of the German Report

                                                              3-month-average               3-month-average
PRICE OF CELANESE AG - SHARE                            (AUG. 4, 2005-NOV. 3, 2005)   (DEC. 9, 2005-MAR. 8, 2006)
----------------------------                            ---------------------------   ---------------------------
Unweighted average in EUR according to Deutsche Borse              52.13                         54.61
Weighted average in EUR according to Deutsche Borse                51.94                         54.68
Weighted average in EUR according to BaFin                         51.87               Could not be retrieved as
                                                                                         per completion of this
                                                                                               report(5)

Source: Deutsche Borse, BaFin

For the above dates unweighted average stock market prices range from EUR 52.13 to EUR 54.61; for the weighted average stock market prices, the range is from EUR 51.87 to EUR 54.68. Thus, all of the average stock market prices calculated as of the date of our report are lower than the calculated value per share of EUR 62.22 and for this reason the stock market price is not relevant.

In addition, the calculated value per share of EUR 62.22 is higher than the amount of the court settlement on March 6, 2006 (cf. Section B.I.1), according to which the minority shareholder must be offered at least EUR 51.00 per share as part of the squeeze-out.

The settlement value calculated using the capitalized earnings method was higher than the respective reference stock market prices mentioned above. The determination of the cash settlement using the capitalization rate therefore is in line with current court rulings as well as with the fundamental considerations of the Federal Constitutional Court.

II.  CONSIDERATION OF CURRENT SETTLEMENT

The domination and profit and loss transfer agreement between Celanese AG as the dependent company and CEH as the controlling company was entered into the commercial register at the location where Celanese AG has its registered office on August 2, 2004. The cash settlement offered to minority shareholders is EUR
41.92 per share. Instead of a cash settlement, the minority shareholders may also choose a settlement of EUR 2.89 net per share for each full fiscal year. Legal proceedings are pending before the Frankfurt am Main Regional Court to assess the appropriateness of compensation and settlement.

----------
(5) As per completion of this report the latest weighted average share-price per one Celanese AG no par share made available by BaFin as per March 1, 2006 is EUR 54.33.

                        Translation of the German Report

There is currently no uniform court practice with regard to the consideration of domination and profit and loss transfer agreements and the cash settlement within the scope of additional measures under stock corporation law. The question is how relevant the settlement payment is to the calculation of an appropriate cash settlement.

When the domination and profit and loss agreement takes effect, the shareholders have the option of withdrawing from the Company by choosing the appropriate settlement without incurring any economic loss. The shareholders who choose the settlement continue to own part of the Company. The value of the shareholding is determined by the performance and results of the intercompany agreement (Dusseldorf Higher Regional Court, ruling dated February 27, 2004, cf. AG 2004, p. 324 et seq.). As a result, measures by the controlling company which could have led to hidden reserves under the domination and profit and loss transfer agreement do not have any negative effects on the position of the minority shareholders under the law on property (Federal Constitutional Court, ruling dated July 25, 2003, cf. WM 2003, p. 1813 et seq..). Under this law, the decisive factor is the Company's net assets and results of operations on the date the resolution on the squeeze-out was passed at the shareholders' meeting. Conversely, a mere capitalization of the settlement payment would render the influences by the controlling company negligible. This is because the settlement payment is calculated on a "stand alone" basis as of the date it was resolved to conclude a domination and profit and loss transfer agreement (July 31, 2004). Under this agreement, all measures which were not allowed until the domination and profit and loss agreement was concluded are not included in such a valuation.

Parts of the court ruling deviate from this (Berlin Court of Appeal, ruling dated September 2, 1999, cf. NZG 2003, p. 644 et seq..; Frankfurt District Court, ruling dated January 24, 2006, reference no. 3-5 O 74/03) for long-standing domination and profit and loss transfer agreements which do not place any significance on the capitalized earnings approach. As the minority shareholders would have received a fixed settlement payment irrespective of the future development of the controlling company if the domination and profit and loss transfer agreement was not terminated, the capitalized settlement payments would take precedent over the capitalized earnings value.

For information purposes, we calculated the value of the capitalized settlement payment per share. Assuming that despite the fact that there may be no limit on when the domination and profit and loss transfer agreement can be terminated, the minority shareholders receive an annual settlement payment of EUR 2.89 per share which is subject to personal income taxes. After the deduction of standardized personal income taxes, income of appr. EUR 2.38 per share is assumed. As the fixed amount settlement payment is made irrespective of the results of the dependent company, the risk is subordinate to Celanese AG's risk. Therefore the

                        Translation of the German Report

interest rate used is the mean rate of the risk-adjusted capitalization rate underlying the business valuation after standardized income taxes and the practically certain base interest rate after standardized income taxes. After standardized income taxes, the interest rate used to determine the settlement payment is appr. 5.2%. Based on this assumption, the value is EUR 45.90 per share.

Based on the cut-off date principle, we do not believe that the cash settlement of EUR 41.92 offered under the profit and loss transfer agreement is applicable (also in this regard Dusseldorf Regional Court, ruling dated September 9, 2005, cf. AG 2005, p.929 et seq.).

The capitalized settlement payment and the cash settlement under the profit and loss transfer agreement are also lower than the business value of each share calculated using the capitalized earnings method.

                        Translation of the German Report

F.   SUMMARY OF RESULTS

As part of our engagement, we calculated the objective business value in accordance with IDW Standard S 1, "Standards for the Valuation of Business Enterprises" of the Institute of Public Auditors in Germany dated October 18, 2005.

In keeping with the principles of IDW S 1, we functioned as neutral expert. According to this standard, the objective business value of Celanese AG, Kronberg am Taunus, Germany, as of the valuation date of May 31, 2006 amounts to

                                 EUR 3,133.7M.

Taking into account no-par shares of 50,365,018 (excluding Celanese AG's total treasury shares), the calculated value per share is

                                   EUR 62.22.

We analyzed the share's performance on the stock market. In accordance with supreme court rulings, this reflects the lower limit of the appropriate cash settlement per share in accordance with Sec. 327b AktG if it reflects the fair value of the share.

For the periods from August 4 to November 3, 2005 and December 9, 2005 to March 8, 2006, the weighted and unweighted average stock market prices for each Celanese AG share ranged from EUR 51.87 to EUR 54,68. As the calculated business value per share is higher than the stock market price, the calculated business value per share is relevant for the calculation of the settlement.

Therefore, the appropriate cash settlement value in accordance with Sec. 327b AktG amounts to

                              EUR 62.22 PER SHARE.

No special difficulties arose during the valuation.

                                        Ernst & Young AG
                                        Wirtschaftsprufungsgesellschaft

                                        Klaus Sulzbach      Dr. Marc Hayn
                                        Wirtschaftsprufer   Wirtschaftsprufer
                                        (German certified   (German certified
                                        public auditor)     public auditor)

Eschborn/Frankfurt am Main, Germany, March 10, 2006


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